                                 Exhibit 2.7


RECAPITALIZATION AGREEMENT, AS AMENDED, BY AND AMONG LIVING CENTERS OF AMERICA, INC., DEVCON HOLDING COMPANY, LIVING CENTERS-DEVCON, INC., AND GOLDER, THOMA, CRESSEY, RAUNER FUND IV, L.P.

                           RECAPITALIZATION AGREEMENT


                          DATED AS OF AUGUST 30, 1996


                                  BY AND AMONG


                        LIVING CENTERS OF AMERICA, INC.,


                            DEVCON HOLDING COMPANY,


                          LIVING CENTERS-DEVCON, INC.,


                                      AND


                  GOLDER, THOMA, CRESSEY, RAUNER FUND IV, L.P.

                               TABLE OF CONTENTS

                     [PAGE NUMBERS IN THIS EXHIBIT DO NOT
                    CORRESPOND TO THIS TABLE OF CONTENTS]

                                                                                                                      Page
                                                                                                                      ----
1.       Authorization and Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1A.     Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1B.     Purchase and Sale, Financing, Redemption and Related Transactions  . . . . . . . . . . . . . . . . . . 3
         1C.     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1D.     Repurchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

2.       Conditions of Purchaser's Obligations at the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2A.     Representations and Warranties; Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2B.     Amendment of Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2C.     Amendment of the Company's Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2D.     Stockholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2E.     Registration Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2F.     Securities Law Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2G.     Services Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2H.     Bank and Subdebt Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2I.     Transition Services Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2J.     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2K.     Reclassification of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2L.     Contribution; Repayment of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2M.     Opinion of the Company's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2N.     Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2O.     Transfer of Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2P.     Transfer of Excluded Assets and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2Q.     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2R.     Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2S.     Environmental Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2T.     Interim Period Decisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2U.     Company Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2V.     Thomas Care Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2W.     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2X.     Settlement of Interim Period Liabilities and Advances  . . . . . . . . . . . . . . . . . . . . . . . . 9
         2Y.     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

2-1.     Conditions of the Company's and Existing Stockholders' Obligations at the Closing  . . . . . . . . . . . . .  10
         2-1A.   Representations and Warranties; Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2-1B.   Corporate Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2-1C.   Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2-1D.   Opinion of the Purchaser's Special Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2-1E.   Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

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
         2-1F.   Stockholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2-1G.   Registration Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2-1H.   Intercompany Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2-1I.   Services Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2-1J.   Transition Services Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2-1K.   Environmental Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2-1L.   Solvency Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2-1M.   Company Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2-1N.   Thomas Care Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2-1O.   Settlement of Interim Period Liabilities and Advances  . . . . . . . . . . . . . . . . . . . . . . .  13
         2-1P.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2-1Q.   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

3.       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3A.     Interim Agreements of the Company and the Existing Stockholders  . . . . . . . . . . . . . . . . . .  13
         3B.     Closing Conditions and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3C.     Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3D.     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3E.     LCA Marks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3F.     Tax Basis Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3G.     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3H.     Transfer of Certain Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3I.     Delivery of Offsite Tangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3J.     Release of Guarantees, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

4.       Certain Covenants between Effective Time and Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

5.       Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5A.     Organization, Corporate Power and Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5B.     Capital Stock and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5C.     Subsidiaries; Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5D.     Authorization; No Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5E.     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5F.     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5G.     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5H.     Absence of Certain Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5I.     Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5J.     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5K.     Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5L.     Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5M.     Litigation, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5N.     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5O.     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                     [PAGE NUMBERS IN THIS EXHIBIT DO NOT
                    CORRESPOND TO THIS TABLE OF CONTENTS]

         5P.     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5Q.     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5R.     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5S.     Environmental and Safety Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5T.     Affiliated Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5U.     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5V.     Healthcare Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5W.     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5X.     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

6.       Remedies for Breaches of this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6A.     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6B.     Indemnification Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6C.     Matters Involving Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6D.     Environmental Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6E.     Other Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6F.     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

7.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         7A.     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         7B.     Cross Reference to Other Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

8.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8A.     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8B.     Purchaser's Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8C.     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8D.     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         8E.     Consent to Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8F.     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8G.     Generally Accepted Accounting Principles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8H.     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8I.     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8J.     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8K.     Descriptive Headings; Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8L.     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8M.     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8N.     No Strict Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8O.     Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8P.     Termination; Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8Q.     Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

                                   SCHEDULES

Schedule 2T - Certain Leased Real Property
Schedule 5C - Subsidiaries
Schedule 5E - Financial Statements (to be attached)
Schedule 5F - Liabilities
Schedule 5G - Adverse Change
Schedule 5H - Developments
Schedule 5I - Assets
Schedule 5J - Taxes
Schedule 5K - Contracts
Schedule 5M - Litigation
Schedule 5N - Brokerage
Schedule 5O - Insurance
Schedule 5P - Employees
Schedule 5Q - Employee Benefits
Schedule 5R - Compliance
Schedule 5S - Environmental
Schedule 5T - Affiliated Transactions
Schedule 5U - Real Property
Schedule 5V - Healthcare
Schedule 7A - Liens

                                    EXHIBITS

Exhibit 1A - Terms of Stock
Exhibit 1B - New Board of Directors
Exhibit 2C - Bylaws
Exhibit 2D - Stockholders Agreement
Exhibit 2E - Registration Agreement
Exhibit 2G - Services Agreement
Exhibit 2I - Transition Services Agreement (to be attached)
Exhibit 2M - Opinion of Company's Counsel
Exhibit 2-1C - Opinion of Purchaser's Special Counsel
Exhibit 2-1H - Form of Release
Exhibit 2-1N - Thomas Care Letter
Exhibit 7A - Exceptions to GAAP

                           RECAPITALIZATION AGREEMENT


                 THIS RECAPITALIZATION AGREEMENT (this "Agreement") is made as of August 30, 1996, among Living Centers- Devcon, Inc., a Florida corporation (the "Company"), Golder, Thoma, Cressey, Rauner Fund IV, L.P., a Delaware limited partnership (the "Purchaser"), Living Centers of America, Inc. ("LCA") and Devcon Holding Company ("Holding"). LCA and Holding are collectively referred to herein as the "Existing Stockholders." Except as otherwise indicated herein, capitalized terms used herein are defined in Section 7 hereof.

                 WHEREAS, Holding sought indications of interest with respect to an acquisition of the Company;

                 WHEREAS, in connection with Holdings' solicitation of such indications of interest, the Purchaser indicated an interest in pursuing a transaction whereby it would purchase certain equity securities of the Company, it would arrange for debt financing for the Company, and the Company would effect a redemption of a substantial majority of the equity securities of the Company held by Holding;

                 WHEREAS, in connection with the transactions described above, the Company desires to reconstitute its capital structure through the redemption of certain of its outstanding equity securities and the issuance and sale of certain new equity securities on the terms and subject to the conditions set forth herein;

                 WHEREAS, Holding desires to sell certain of its equity securities of the Company on the terms and subject to the conditions set forth herein;

                 WHEREAS, the Purchaser desires to acquire newly-issued equity securities of the Company on the terms and subject to the conditions set forth herein;

                 WHEREAS, prior to the closing of the transactions contemplated by this Agreement, the Company's existing equity securities will be recapitalized so that immediately prior to the Closing, the Company's outstanding equity securities, including securities exercisable for or convertible into equity securities, will consist solely of 100,000 shares of Class B Common Stock, par value $.01 per share, all owned by Holding; and

                 WHEREAS, immediately following the Closing, American Habilitation Services, Inc., a Delaware corporation will merge with and into the Company (the "Merger"), with the Company being the surviving corporation but being renamed "American Habilitation Services, Inc." in connection with such Merger.

                 NOW, THEREFORE, the parties hereto agree as follows:

                 Section 1.       Authorization and Closing.

                 1A.      Authorizations.

                          (i) Authorization of Recapitalization. Effective as of the Closing, the New Board of Directors (as defined below) will approve and ratify this Agreement and the transactions contemplated hereby and, subject to the terms and conditions herein, Holding shall have approved the transactions described in Sections 2B and 2K below in its capacity as a stockholder of the Company.

                          (ii) Purchaser Stock. The New Board of Directors shall authorize the issuance and sale to the Purchaser (or its designees) of an aggregate of 13,900 shares of Class A Preference Stock for a purchase price of $1,000.00 per share and an aggregate of 70,000 shares of Class C Common for a purchase of $ 1.43 per share, each having the rights and preferences set forth in Exhibit 1A attached hereto. The shares of Class A Preference Stock and Class C Common to be purchased hereunder are collectively referred to herein as the "Purchaser Stock."

                          (iii) Redemption. At the Closing, but effective immediately after the issuance of the Purchaser Stock to the Purchaser as contemplated by this Agreement, the New Board of Directors (as defined below) shall authorize the Company's repurchase from Holding and simultaneous cancellation of 80,000 shares of Class B Common for an aggregate repurchase price of $47.5 million, reduced dollar-for-dollar for the amount of the Company's Indebtedness at the Closing (if any) and subject to further adjustment as set forth in
         Section 1D hereof (as adjusted, the "Repurchase Price"). The shares of Class B Common to be repurchased hereunder are collectively referred to herein as the "Existing Stock."

                          (iv) Financing Arrangements. At the Closing, but effective immediately before the issuance of the Purchaser Stock to the Purchaser as contemplated by this Agreement, the New Board of Directors shall authorize the execution, delivery and performance of the Bank Agreement and Subdebt Agreement (as defined in Section 2H).

                          (v) Equity Agreements. At the Closing, but effective immediately after the issuance of the Purchaser Stock to the Purchaser as contemplated by this Agreement, the New Board of Directors shall authorize the execution, delivery and performance of the Equity Agreements.

                          (vi) Transition Services Agreement. At the Closing, but effective immediately after the redemption of the Existing Stock as contemplated by this Agreement, the New Board of Directors shall authorize the execution, delivery and performance of the Transition Services Agreement.

                 1B.      Purchase and Sale, Financing, Redemption and Related
Transactions.

                          (i) Purchase and Sale of Purchaser Stock. At the Closing, subject to the terms and conditions set forth herein, the Company shall sell to the Purchaser (or its designees), and the Purchaser (or its designees) shall purchase from the Company, the number of shares of Class A Preference Stock and Class C Common set forth in Section 1A(i) hereof for an aggregate purchase price of $14.0 million.

                          (ii) Financing. At the Closing (effective immediately before the transaction described in Section 1B(i) above), subject to the terms and conditions set forth herein, the Company shall enter into the Bank Agreement and the Subdebt Agreement and shall, in connection therewith, obtain or have available to it (subject to the conditions precedent contained therein) loans and advances totaling at least $35.0 million pursuant thereto.

                          (iii) Redemption of Existing Stock. At the Closing (effective immediately after the transactions described in Sections 1B(i) and (ii) above), subject to the terms and conditions set forth herein, the Company shall repurchase from Holding, and Holding shall sell to the Company, the number of shares of Class B Common set forth in Section 1A(ii) hereof for the Repurchase Price, payable as set forth in Section 1C hereof.

                          (iv) New Board of Directors. At the Closing (effective immediately before the transaction described in Section 1B(i) above), the members of the Board of Directors of the Company serving immediately prior to the Closing shall resign and the Persons designated on Exhibit 1B hereof shall be elected to the Company's Board of Directors (the "New Board of Directors").

                          (v) Related Transactions. At the Closing (effective immediately after the transactions described in Sections 1B
         (i) through (iii) above), the Company, the Purchaser, and Holding, as appropriate, shall enter into the Equity Agreements.

                 1C.      The Closing.  The closing of the purchase and sale of
the Purchaser Stock and redemption of the Existing Stock (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois (or, at the Purchaser's election, at the offices of Winston & Strawn, 200 Park Avenue, New York, New York) at 10:00 a.m. on September 6, 1996 or at such other place, on such other date, or at such other time as the Company and the Purchaser may agree in writing (the "Closing Date"). At the Closing, (i) the Company shall deliver to the Purchaser (or its designees) stock certificates evidencing the Purchaser Stock to be purchased by the Purchaser (or its designees), registered in the Purchaser's (or its designees' names) upon payment by the Purchaser (or its designees) of the purchase price therefor by a cashier's or certified check, or by wire transfer of immediately available funds to such account as is designated by the Company, in the aggregate amount set forth in Section 1B(i) hereof, (ii) the Company shall enter into the financing arrangements described in Section 1B(ii) hereof, and
(iii) Holding shall deliver to the Company stock certificates evidencing the Existing Stock to be repurchased from Holding by the Company upon payment of the Repurchase Price therefor by a cashier's or certified check, or by wire transfer or immediately available funds to such account as is designated by Holding.

                 1D.      Repurchase Price Adjustment.

                          (i) Post-Closing Determination. On the Closing Date, Holding and its auditors shall perform an inventory and such other procedures as are reasonably necessary to be performed on such date in order to enable the Parties to have an accurate and complete Closing Review. Within 45 days after the Closing Date, Holding and its auditors will conduct a review (the "Closing Review") of Working Capital as of the open of business on the Closing Date and will prepare and deliver to the Purchaser a computation of the amount of Working Capital (the "Draft Balance Sheet") as of the open of business on September 1, 1996 (the "Effective Time"). The Purchaser and its auditors will cooperate fully with Holding and its auditors, and Holding and its auditors will cooperate fully with the Purchaser and its auditors, in connection with the Closing Review (including, without limitation, making all relevant information available for review and making all relevant personnel available for discussions). Holding and its auditors shall give the Purchaser and its auditors an opportunity to observe the Closing Review and shall make available to such Persons all records and work papers used in preparing the Draft Balance Sheet. The Purchaser shall be deemed for all purposes hereof to have agreed with the computation of Working Capital as of the Effective Time set forth on the Draft Balance Sheet (and such amount will be conclusive and binding upon the Parties) unless the Purchaser, within 20 days after receipt of the Draft Balance Sheet, delivers a notice (an "Objection Notice") to Holding setting forth the Purchaser's calculation of the disputed amount(s). Holding and the Purchaser will use reasonable efforts to resolve any disagreements as to such computations, but if they do not obtain a final resolution within 20 days after Holding has received the Objection Notice, Holding and the Purchaser will jointly retain an independent accounting firm of recognized national standing (the "Firm") to resolve any remaining disagreements. If Holding and the Purchaser are unable to agree on the choice of the Firm, the Firm will be a "big-six" accounting firm selected by lot (after excluding one firm designated by each of Holding and the Purchaser). Holding and the Purchaser shall direct the Firm to render a determination within 60 days of its retention, and the Parties and their respective employees shall cooperate with the Firm during its engagement. The Firm shall consider only those items and amounts in the Draft Balance Sheet set forth in the Objection Notice which Holding and the Purchaser are unable to resolve. The Firm's determination shall be based on the definition of Working Capital included herein. The determination of the Firm will be conclusive and binding upon the Parties. The Parties shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. The amount of Working Capital as of the Effective Time, as finally determined pursuant to this Section 1D, is referred to herein as "Actual Working Capital."

                          (ii) Post-Closing Adjustment. If Actual Working Capital is greater than $5,483,437 ("Baseline Working Capital"), the Company shall, within five (5) business days after the determination thereof, pay to Holding an amount equal to such excess by wire transfer or delivery of other immediately available funds. If Actual Working Capital is less than Baseline Working Capital, Holding shall, within five (5) business days after the determination thereof, pay to the Company an amount equal to such deficiency by wire transfer or delivery of other immediately available funds. All such payments shall be treated as adjustments to the Repurchase Price. Baseline Working Capital was calculated in the manner set forth on the Latest Balance Sheet.

                 Section 2. Conditions of Purchaser's Obligations at the Closing. The obligation of the Purchaser to purchase and pay for the Purchaser Stock at the Closing is subject to the satisfaction as of the Closing of the following conditions (provided, however, that the conditions set forth in Sections 2W and 2Y shall have been satisfied on or before September 6, 1996 and provided further that the parties shall have agreed to the form and substance of the Transition Services Agreement on or before such date):

                 2A.      Representations and Warranties; Covenants.  The
respective representations and warranties contained in Section 5 and Section 8B hereof shall be true and correct in all material respects at and as of the Closing (not taking into account, for purposes of this condition, any updates to the Schedules or other disclosures made to the Purchaser pursuant to Section 3A(iv)), and the Company and the Existing Stockholders shall have performed in all material respects all of the covenants required to be performed by them hereunder on or prior to the Closing; provided that to the extent the Company takes any action or fails to take any action during the Interim Period at the direction of the Purchaser as a result of which any representation or warranty contained herein become untrue or inaccurate, such untruth or inaccuracy shall not be taken into account for purposes of this condition.

                 2B.      Amendment of Articles of Incorporation.  The
Company's Articles of Incorporation (the "Articles of Incorporation") shall have been duly amended to include the provisions set forth in Exhibit 1A hereto, shall be in full force and effect under the laws of the State of Florida as of the Closing as so amended, and shall not have been further amended or modified.

                 2C.      Amendment of the Company's Bylaws.  The Company's
Bylaws shall have been duly restated as set forth in Exhibit 2C hereto, shall be in full force and effect as of the Closing as so amended, and shall not have been further amended or modified.

                 2D. Stockholders Agreement. The Company, the Purchaser, Holding and each of the other stockholders of the Company shall have entered into a stockholders agreement in form and substance as set forth in Exhibit 2D attached hereto (the "Stockholders Agreement"), and the Stockholders Agreement shall be in full force and effect as of the Closing.

                 2E. Registration Agreement. The Company, the Purchaser, Holding and each of the other stockholders of the Company shall have entered into a registration agreement in form and substance as set forth in Exhibit 2E attached hereto (the "Registration Agreement"), and the Registration Agreement shall be in full force and effect as of the Closing.

                 2F.      Securities Law Compliance.  The Company shall have
made all filings under all applicable federal and state securities laws to the extent necessary to consummate the issuance of the Purchaser Stock pursuant to this Agreement in compliance with such laws without registering the Purchaser Stock for sale to the public in accordance with such laws.

                 2G.      Services Agreement.  The Company and GTCR IV, L.P.,
an Illinois limited partnership, shall have entered into a services agreement, in form and substance as set forth in Exhibit 2G hereto (the "Services Agreement"), and the Services Agreement shall be in full force and effect as of the Closing.

                 2H.      Bank and Subdebt Agreements.

                          (i) The Company and National Westminster Bank Plc (the "Bank") shall have entered into a credit agreement and related documents (collectively, as such agreement and documents are amended, modified or waived from time to time, the "Bank Agreement") providing for loans to the Company of up to $40.0 million in form and substance satisfactory to the Purchaser, the Bank Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified, and the Bank shall have advanced not less than $30.0 million to the Company under the Bank Agreement; and

                          (ii) the Company and National Westminster Bank Plc (the "Subdebt Lender") shall have entered into a credit agreement and related documents (collectively, as such agreement and documents are amended, modified or waived from time to time, the "Subdebt Agreement") providing for loans to the Company of up to $10.0 million in form and substance satisfactory to the Purchaser, the Subdebt Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified, and the Subdebt Lender shall have advanced not less than $5.0 million to the Company under the Subdebt Agreement; provided that the Purchaser shall use reasonable efforts to obtain the financing described in the commitment letters from the Bank and the Subdebt Lender previously provided to the Company.

                 2I.      Transition Services Agreement.  The Company and LC
Management Company, Inc. shall have entered into a transition services agreement in form and substance satisfactory to the Purchaser and the Existing Stockholders which will on the Closing Date be attached hereto as Exhibit 2I (the "Transition Services Agreement") and the Transition Services Agreement shall be in full force and effect as of the Closing.

                 2J.      No Material Adverse Change.  Since June 30, 1996, the
Company shall have not suffered a change in its business, assets, condition (financial or otherwise), prospects or relations with its customers, suppliers or employees that would be reasonably expected to have a Material Adverse Effect (a "Material Adverse Change").

                 2K.      Reclassification of Stock.  The Company's existing
equity securities will have been recapitalized so that immediately prior to the Closing the Company's outstanding equity securities, including securities exercisable for or convertible in equity securities, will consist solely of 100,000 shares of Class B Common Stock, par value $.01 per share, all owned by Holding.

                 2L.      Contribution; Repayment of Indebtedness.  All
intercompany liabilities owing from the Company to the Existing Stockholders or their Affiliates as of the close of business on the day preceding the Effective Time will be reclassified to capital of the Company (i.e., after the Closing the Company shall not have any obligation to repay such intercompany liabilities) and all of the Company's obligations relating to Indebtedness accrued as of the close of business on the day preceding the Effective Time, including, but not limited to, capitalized leases, accrued interest and prepayment premiums accrued as of the close of business on the day preceding the Effective Time will have been repaid in full.

                 2M.      Opinion of the Company's Counsel.  The Purchaser
shall have received from general or special counsel for the Company and the Existing Stockholders reasonably acceptable to the Purchaser, opinions with respect to the matters set forth in Exhibit 2M attached hereto, which shall be addressed to the Purchaser and the Bank, dated the date of the Closing and in form and substance reasonably satisfactory to the Purchaser.

                 2N.      Proceedings.  All corporate and other proceedings
taken or required to be taken by the Company and the Existing Stockholders in connection with the transactions contemplated hereby to be consummated at or prior to the Closing shall have been taken.

                 2O.      Transfer of Real Property.

                          (i)     The Existing Stockholders shall have caused
         (i) the contribution, transfer and conveyance to the Company of each parcel of real property used by the Company but owned by LCA or any Subsidiary of LCA other than the Company (each, a "Real Property Transferor"), each transfer of which shall be by general warranty deed (unless the Real Property Transferor did not obtain title insurance in connection with its acquisition of such parcel, in which case such transfer shall be by special warranty deed), and (ii) the cancellation of all leases concerning such owned real property to which the Company is a party; provided that each such general warranty deed shall specifically provide that the Company's recovery against the Real Property Transferor in any way related to title matters concerning prior title holders including, without limitation, defects, transfers or encumbrances arising or existing prior to the date title vested in such Real Property

         Transferor as shown in such title insurance policy shall be limited to the Real Property Transferor's recovery (if any) against the applicable title insurer.

                          (ii) The Existing Stockholders shall have caused the contribution, transfer and conveyance to the Company of each parcel of real property used by the Company, but leased from a third party to LCA or any Subsidiary of LCA other than the Company, by assignment of lease if permitted by the particular lease without the necessity of obtaining the lessor's consent; provided that if an assignment of lease is prohibited by the terms of such lease but a sublease is permitted by the terms of such lease, such transfer shall be by sublease.

                 2P.      Transfer of Excluded Assets and Liabilities.  The
Existing Stockholders shall have caused the termination of the lease of the Company's Retama Manor-San Antonio South facility and the distribution, transfer and conveyance to, and the assumption by, a Subsidiary of LCA (other than the Company or any of its Subsidiaries) of all other assets and liabilities (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of or relating to the Company's Retama Manor- San Antonio South facility (collectively, the "Excluded Assets and Liabilities").

                 2Q.      Expenses.  At the Closing, the Company shall have
reimbursed the Purchaser for, or paid directly, the fees and expenses of the Purchaser's special counsel as provided in Section 8A hereof.

                 2R.      Compliance with Applicable Laws.  The purchase of
Purchaser Stock by the Purchaser hereunder shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject the Purchaser to any material penalty, liability or, in the Purchaser's reasonable judgment, other materially onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the purchase of the Purchaser Stock by the Purchaser hereunder shall be permitted by laws, rules and regulations of the jurisdictions and governmental authorities and agencies to which the Purchaser is subject.

                 2S.      Environmental Report.  The Phase I Environmental
Report (the "Environmental Report") to be prepared by the Purchaser's environmental consultant concerning the following Facilities: Thomas Care Center, Sherman Oaks Development Center, San Augustine Nursing and Development Center, Green Acres Convalescent and Development Center, Robinson Development Center and the Human Development Center, shall not disclose environmental issues with respect to which the aggregate Adverse Consequences are reasonably anticipated to exceed $500,000.

                 2T.      Interim Period Decisions.  The Purchaser shall be
satisfied with all significant decisions relating to the Company and its Subsidiaries made during the Interim Period pursuant to Section 4(i)(a) below.

                 2U.      Company Closing Documents.  The Company shall have
delivered to the Purchaser all of the following documents:

                          (i) an Officer's Certificate, dated the date of the Closing, stating that the conditions specified in Sections 2A, 2B, 2C, 2J, 2K, 2L, 2N (except to the extent the proceedings referred to therein shall be by the New Board of Directors), 2O and 2P, inclusive, have been fully satisfied;

                          (ii) certified copies of (a) the resolutions duly adopted by the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, the filing of the amendment to the Articles of Incorporation referred to in Section 2B, the amendment to the Company's Bylaws referred to in Section 2C, the issuance and sale of the Purchaser Stock and the consummation of all other transactions contemplated by this Agreement, and (b) the resolutions duly adopted by the Company's stockholders adopting the amendment to the Articles of Incorporation referred to in Section 2B;

                          (iii) certified copies of the amended Articles of Incorporation, and the Company's amended Bylaws, each as in effect at the Closing;

                          (iv) copies of all third party and governmental consents, approvals and filings (other than as to matters described in Section 5V) specifically required of the Existing Stockholders or the Company to be obtained prior to the Closing in connection with the consummation of the transactions hereunder (including, without limitation, all waivers of all preemptive rights and rights of first refusal);

                          (v) at the Company's sole cost and expense, copies of all title insurance policies currently maintained by the Company or any Affiliate of the Company (the "Title Policies") for each parcel of Owned Real Property and Leased Real Property (collectively, the "Real Property") insuring title to the Real Property in the Company or such Affiliate of the Company;

                          (vi) at the Company's sole cost and expense, copies of all Real Property surveys in the possession of the Company or any Affiliate of the Company;

                          (vii) an estoppel certificate in such form as shall be reasonably acceptable to Purchaser with respect to each parcel of Leased Real Property identified on the Schedule 2T - Certain Leased Real Property attached hereto; and

                          (viii)  such other documents relating to the
         transactions contemplated by this Agreement as the Purchaser may reasonably request.

                 2V.      Thomas Care Agreement.  The Company and the Existing
Stockholders shall have entered into the side letter relating to the Thomas Care Center in the form of Exhibit 2-1N attached hereto and such agreement shall be in full force and effect.

                 2W.      Financial Statements. The Existing Stockholders shall
have provided the Purchaser with the financial statements referred to in
Section 5E and the Purchaser shall be satisfied with such financial statements.

                 2X.      Settlement of Interim Period Liabilities and
Advances. At the Closing, the Company and the Existing Stockholders, as appropriate, shall have paid, in cash, the Interim Settlement Amount as provided in Section 4(iii).

                 2Y.      Insurance. On or before September 6, 1996, the
Purchaser, the Company and the Existing Stockholders shall have mutually agreed as to the payment and allocation of costs and risks relating to retention of uninsured claims, as among the Company and the Existing Stockholders, associated with insurance (including, without limitation, health, life, accident, dental, disability, and general liability insurance), workers' compensation, and claims that would generally be covered by such policies.

Any condition specified in this Section 2 shall be waived if consented to in writing by the Purchaser or if the Purchaser proceeds with the Closing with knowledge that such condition has not been satisfied.

                 Section 2-1. Conditions of the Company's and Existing Stockholders' Obligations at the Closing. The obligation of the Company to issue the Purchaser Stock and the obligation of the Existing Stockholders to sell the Existing Stock to the Company is subject to the satisfaction as of the Closing of the following conditions (provided, however, that the conditions set forth in Sections 2-1P and 2-1Q shall have been satisfied on or before September 6, 1996 and provided further that the parties shall have agreed to the form and substance of the Transition Services Agreement on or before such date):

                 2-1A.    Representations and Warranties; Covenants.  The
representations and warranties contained in Section 8B shall be true and correct in all material respects at and as of Closing.

                 2-1B.    Corporate Proceedings.  The Company's Board of
Directors shall have resigned and a New Board of Directors shall have been elected. The New Board of Directors shall have authorized the execution of the Bank Agreement, the Subdebt Agreement, the Services Agreement, the Solvency Certificate and the redemption of the Existing Stock from the Existing Stockholders utilizing the proceeds from the sale of the Purchaser Stock and the financing received pursuant to the Bank Agreement and the Subdebt Agreement.

                 2-1C.    Financing.

                          (i) The Company and the Bank shall have entered into the Bank Agreement providing for loans to the Company of up to $40.0 million, the Bank Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified, and the Bank shall have advanced not less than $30.0 million to the Company under the Bank Agreement.

                          (ii) The Company and the Subdebt Lender shall have entered into the Subdebt Agreement providing for loans to the Company of up to $10.0 million, the Subdebt Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified, and the Subdebt Lender shall have advanced not less than $5.0 million to the Company under the Subdebt Agreement.

                          (iii) The Purchaser shall have purchased the Purchaser Stock and in exchange therefor paid the Purchase Price in immediately available funds.

                 2-1D.    Opinion of the Purchaser's Special Counsel.  The
Company and the Existing Stockholders shall have received from Kirkland & Ellis, special counsel for the Purchaser, an opinion with respect to the matters set forth in Exhibit 2-1C attached hereto, which shall be addressed to the Company, the Existing Stockholders and the Bank, dated the date of the Closing and in form and substance reasonably satisfactory to the Company and the Existing Stockholders.

                 2-1E.    Compliance with Applicable Laws.  The issuance of
Purchaser Stock to the Purchaser hereunder and the subsequent purchase by the Company of the Existing Stock shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject the Company or the Existing Stockholders to any material penalty, liability or, in the Company or the Existing Stockholders' reasonable judgment, other materially onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the issue of the Purchaser Stock to the Purchaser and the subsequent purchase by the Company of the Existing Stock hereunder shall be permitted by laws, rules and regulations of the jurisdictions and governmental authorities and agencies to which the Company or the Existing Stockholders are subject.

                 2-1F.    Stockholders Agreement.  The Company, the Purchaser,
Holding and each of the other stockholders of the Company shall have entered into the Stockholders Agreement, and the Stockholders Agreement shall be in full force and effect as of the Closing.

                 2-1G.    Registration Agreement.  The Company, the Purchaser,
Holding and each of the other stockholders of the Company shall have entered into the Registration Agreement, and the Registration Agreement shall be in full force and effect as of the Closing.

                 2-1H.    Intercompany Claims.  The Company and its Subsidiary
shall have executed a Release, in form and substance as set forth in Exhibit 2-1H attached hereto and such Release shall be in full force and effect at Closing.

                 2-1I.    Services Agreement.  The Company and GTCR IV, L.P.,
an Illinois limited partnership, shall have entered into the Services Agreement, and the Services Agreement shall be in full force and effect as of the Closing.

                 2-1J.    Transition Services Agreement.  The Company and LC
Management Company, Inc. shall have entered into the Transition Services Agreement, and the Transition Services Agreement shall be in full force and effect as of the Closing.

                 2-1K.    Environmental Report.  The Environmental Report shall
not disclose environmental issues with respect to which the aggregate Adverse Consequences are reasonably anticipated to exceed $500,000.

                 2-1L.    Solvency Certificate.  The Company shall have
delivered to the Existing Stockholders a certificate of the Company (the "Solvency Certificate") authorized by the New Board of Directors and executed by Bill M. Wooten and Deborah Moffett, in their capacities as Chief Executive Officer of the Company and Chief Financial Officer of the Company, respectively, stating that:

                          (i) "the Company is solvent as of the Closing and shall not become insolvent as a result of the consummation of the transactions contemplated by this Agreement; the Company is, and after giving effect to the transactions contemplated by this Agreement shall be, able to pay its debts as they become due, and the Company's property now has, and after giving effect to the transactions contemplated hereby shall have, a fair salable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); the Company has adequate capital to carry on its business, and after giving effect to the transactions contemplated by this Agreement, the Company shall have adequate capital to conduct its business; and no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company;"

                          (ii) attached to such certificate are true and correct records of the proceedings of the New Board of Directors reflecting the New Board of Directors' determination that the Company has sufficient capital and surplus to effect the purchase of the Existing Stock as contemplated hereby in compliance with applicable corporate law and the Company meets the solvency and other standards described in Section 2-1L(i) above and ratifying and approving the execution, delivery and performance of this Agreement by the Company; and

                          (iii)   attached to such certificate is an
         acknowledgment of the Purchaser to the effect that it will not in the future dispute, and will not in the future take a position which is inconsistent with, the Company's certifications and determinations referenced in Sections 2-1L(i) and (ii) above.

                 2-1M.    Company Closing Documents. The Company shall have
delivered to the Existing Stockholders all of the following documents:

                          (i) an officer's certificate, dated the date of Closing, stating that the conditions specified in Sections 2-1A through 2-1L, inclusive, have been fully satisfied;

                          (ii) certified copies of (a) the resolutions duly adopted by the Company's New Board of Directors authorizing the execution, delivery and performance of the documents and certificates described in Section 2-1B above, and (b) the resolutions duly adopted by the Company's then stockholders adopting the redemption of the Existing Stock and approving the actions of the New Board of Directors described in Section 2-1B above;

                          (iii) copies of all third party and governmental consents, approvals and filings specifically required to be obtained by Purchaser and the Company hereunder in connection with the consummation of the transactions hereunder;

                          (iv)    the Solvency Certificate as provided in
         Section 2-1L above; and

                          (v)     such other documents relating to the
         transactions contemplated by this Agreement as the Existing Stockholders may reasonably request.

                 2-1N.    Thomas Care Agreement.  The Company and the Existing
Stockholders shall have entered into the side letter relating to the Thomas Care Center in the form of Exhibit 2-1N attached hereto and such agreement shall be in full force and effect.

                 2-1O.    Settlement of Interim Period Liabilities and
Advances. At the Closing, the Company and the Existing Stockholders, as appropriate, shall have paid, in cash, the Interim Settlement Amount as provided in Section 4(iii).

                 2-1P.    Insurance. On or before September 6, 1996, the
Purchaser, the Company and the Existing Stockholders shall have mutually agreed as to the payment and allocation of costs and risks relating to retention of uninsured claims, as among the Company and the Existing Stockholders, associated with insurance (including, without limitation, health, life, accident, dental, disability, and general liability insurance), workers' compensation, and claims that would generally be covered by such policies.

                 2-1Q.    Financial Statements. The condition to the
Purchaser's obligation set forth in Section 5W shall have been satisfied.

Any condition specified in this Section 2-1 shall be waived if consented to in writing by the Company and the Existing Stockholders or if the Company and the Existing Stockholders proceed with the Closing with knowledge that such condition has not been satisfied.

                 Section 3.       Covenants.

                 3A.      Interim Agreements of the Company and the Existing
Stockholders. The Company covenants and agrees that prior to the Closing, unless the Purchaser agrees otherwise in writing, or as otherwise expressly contemplated or permitted by this Agreement, the Company will conduct its business only in, and the Existing Stockholders will cause the Company to conduct its business only in, the ordinary course of business, in substantial accordance with all Legal Requirements and the Company's past custom and practice. Without limiting the generality of the preceding sentence, each such party covenants that except as contemplated hereby:

                          (i)     the Company will not, directly or indirectly,

                                  (a) sell, pledge, dispose of or encumber any of its material assets, except in the ordinary course of business consistent with the Company's past practice,

                                  (b)      engage in any activity which would
                 delay the payment of its accounts payable, or reduce or otherwise restrict the amount of supplies on hand, other than in the ordinary course of the conduct of such business,

                                  (c)      acquire (by merger, exchange,
                 consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof,

                                  (d)      take any action with respect to the
                 grant of any bonuses, salary increases, severance or termination pay, except in the ordinary course of business consistent with the Company's past practice,

                                  (e)      declare, set aside, or pay any
                 dividend or make any distribution with respect to the capital stock of the Company or redeem, purchase, or otherwise acquire any of the capital stock of the Company except insofar as is necessary to effect contribution of all intercompany liabilities owing from the Company to the Existing Stockholders or their Affiliates to capital of the Company, to eliminate all cash balances (other than Interim Cash) and except for the repurchase of the Existing Stock contemplated by Section 1 above,

                                  (f)      take any action within its control
                 which would render, or which could reasonably be expected to render, any representation or warranty made by the Company or any Existing Stockholder in this Agreement untrue at (or at any time prior to) the Closing,

                                  (g)      adopt or amend any employee benefit
                 or welfare plan insofar as such plan relates directly to the Company's employees other than to provide the same treatments and benefits to the Company's employees as are applied or extended to employees of LCA and its consolidated subsidiaries,

                                  (h)      engage in any activity which is
                 intended to delay or hinder the Company's capital expenditures and commitments with a view to, or in anticipation of a transaction of the type contemplated by Section 3C with the Purchaser or any other Person, or

                                  (i)      enter into or modify, or propose to
                 enter into or modify, any agreement, arrangement or understanding to take any of the actions referred to in clauses (a) through (h) above;

                          (ii) the Company and each Existing Stockholder will use its best efforts to cause the Company's current insurance policies not to be canceled or terminated, and not to permit any of the coverage pursuant to any such policy to lapse, unless at the time of such termination, cancellation or lapse there is in full force and effect a replacement policy which provides coverage in an amount which is not less than the amount of the coverage pursuant to the canceled, terminated or lapsed policy;

                          (iii) the Company and each Existing Stockholder will:

                                  (a)      use commercially reasonable efforts
                 to (A) preserve intact the Company's organization, (B) keep available the services of the key employees that are employed at the Company's facilities, (C) maintain satisfactory relationships with the Company's material suppliers and customers and other Persons having business relationships with the Company, and (D) maintain the Company's facilities and assets in their existing condition, ordinary wear and tear excepted,

                                  (b) upon reasonable request, confer with representatives of the Purchaser and the Purchaser's present and proposed financing sources regarding the Company and its business, and

                                  (c)      notify the Purchaser of any change
                 in the normal course of the Company's business or in the condition of the Company's assets and any governmental or third party complaint, investigation or hearing (or communication indicating that such a complaint, investigation or hearing is or may be contemplated) if such change, complaint, investigation or hearing could reasonably be expected to have a Material Adverse Effect;

                          (iv) the Company and each Existing Stockholder promptly will notify the Purchaser if it obtains knowledge that any representation or warranty by such Party set forth in this Agreement was untrue when made or subsequently has become untrue; and

                          (v) the Company and each Existing Stockholder will permit representatives of the Purchaser and the Purchaser's present and proposed financing sources to have full access (at reasonable times and in a manner so as not to unreasonably interfere with the Company's normal business operations) to all the Company's personnel and all premises, properties, books, records, contracts, Tax records and other documents of the Company, and will allow such Persons to make and retain copies of such documents; provided, however, that as a condition to obtaining such access, each such Person shall be required to execute and deliver a customary confidentiality agreement to the Company, in form and substance reasonably satisfactory to Holding.

                 3B.      Closing Conditions and Consents.  Each Party hereto
agrees to use its commercially reasonable efforts to cause the conditions to the obligations of the respective Parties set forth in Section 2 to be satisfied and to cooperate with the other Parties in respect to obtaining necessary governmental or third party consents required to effectuate the transactions to be consummated at the Closing.

                 3C.      Exclusivity.  Until the Closing (or until the date of
termination of this Agreement, if sooner), each of the Company or the Existing Stockholders will not (and will not permit any Affiliate, employee, officer, director, shareholder, agent or other person acting on its behalf to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or similar reorganization) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of the Company and the Existing Stockholders agrees to notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                 3D.      Further Assurances.  From and after the Closing, each
party will execute all documents and take any other action which it is reasonably requested to execute or take to effectuate further the transactions contemplated by this Agreement and to consummate the Merger.

                 3E.      LCA Marks.  Immediately following the Closing, the
Merger will occur pursuant to which, among other things, Company's name will be changed to "American Habilitation Services, Inc." or another name designated by Purchaser which does not include, and is not confusingly similar to, the words "Living Centers." The Company will cease using the name "Living Centers" as of the Closing. In recognition of the fact that certain of the Company's assets have imprinted thereon the words "Living Centers" and LCA's logotype and variations thereof, the Company shall remove, within 30 days after the Closing, such name or logotype from, or render the same illegible on, all assets of the Company on which they are imprinted or legible or, in the alternative, shall discontinue use of such assets. Subject to the foregoing, during the 30 day period following Closing, the Company is granted a non-exclusive, nonassignable royalty-free license to use all assets utilizing the words "Living Centers," and LCA's logotype and variations thereof (the "Marks"). The Company shall not use the Marks in any way indicating or implying that the Marks are the property of the Company. The Company shall not create any liabilities or obligations of LCA in connection with the use of the Marks. The Company shall not use the Marks in any manner which indicates that the Company is in any way related to or acting on behalf of LCA or any of its Subsidiaries. The Company shall not assert any claim of ownership of, or any claim to, any goodwill or reputation associated with the Marks by reason of the Company's use of the Marks pursuant to this Section 3E or otherwise. The Company shall not take action in derogation of any of the rights of LCA in the Marks. The Company shall maintain quality standards for all assets utilizing the Marks that are substantially equivalent to the standards currently used by LCA in connection with such assets.

                 3F.      Tax Basis Information.  Within 30 days after the
Closing, the Existing Stockholders will deliver to the Purchaser a complete list of the Company's assets and an estimate of the tax basis of such assets, dated as of the Effective Time or as of a reasonable date preceding the Effective Time. On or before June 30, 1997, the Existing Stockholders shall furnish the Company with a final list of the tax basis of such assets.

                 3G.      Cooperation.  Purchaser, the Company and the Existing
Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with (i) the preparation and audit of LCA's consolidated financial statements or the Company's financial statements, (ii) responses with respect to regulatory matters or (iii) administration of or with respect to litigation and other claims, in each case for any period beginning before the Closing Date or for any date occurring before or as of the Closing Date. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such preparation, audit, administration and response and making employees available on a mutually convenient basis (without unreasonably interfering with such employees' other business activities) to provide additional information and explanation of any material provided hereunder. The Company and the Existing Stockholders agree to retain all books and records with respect to the matters covered by this Section 3G pertinent to the Company relating to any period beginning before the Closing Date or to any date occurring before or as of the Closing Date, in each case until the seventh anniversary of the date hereof and to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Existing Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

                 3H.      Transfer of Certain Intellectual Property.  Effective
as of the Closing, the Existing Stockholders hereby assign, transfer and deliver to the Company, as is and without warranties, and the Company hereby acquires and receives from the Existing Stockholders, for no additional consideration, the Habilitation Documentation Software and the Devcon Quality

Information System, along with all copies and tangible embodiments thereof (in whatever form or medium) (except that any data communications equipment located at LCA's corporate headquarters used to transmit information between the Facilities and LCA's corporate headquarters is not included), and all income, royalties, damages and payments due or payable as of the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world. The Transition Services Agreement sets forth the exclusive manner in which the agreement set forth in the preceding sentence shall be performed by the Existing Stockholders.

                 3I.      Delivery of Offsite Tangible Property.  Within seven
days after the Closing, the Existing Stockholders will deliver to the Company, and the Company will receive from the Existing Stockholders, all of the following items of tangible personal property to the extent they relate to the Company and are currently located at LCA's corporate headquarters or at any other location other than a Facility: all (i) minute books and stock record books, (ii) records and other information pertaining to customers, suppliers and employees, (iii) permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, (iv) leases, contracts, and other agreements, (v) purchasing and sales records, accounting records, tax or financial records, risk management records, and (vi) other tangible property of any kind owned by the Company or its Subsidiaries.

                 3J.      Release of Guarantees, etc. The Company shall use
commercially reasonable efforts to cause (and, in any event, by the 90th day following the Closing, shall cause) the Existing Stockholders and their Affiliates (other than the Company and its Subsidiaries) to be released and discharged from the G.E. Capital vehicle leases and the Xerox machine leases described on Schedule 7A-Liens to the extent such leases relate to, or are for the benefit of, the Company or its Subsidiaries and the Existing Stockholders or such Affiliates are directly or contingently liable with respect to such leases for periods from and after the Closing. Such commercially reasonable efforts shall include, without limitation, posting security in reasonable amounts and executing reasonable financial assurances in favor of G.E. Capital or Xerox, as the case may be.

                 Section 4.       Certain Covenants between Effective Time and
Closing.

                          (i) During the period between the Effective Time and the Closing (the "Interim Period"), the Company will be operated on behalf of, and for the account of, the Purchaser, rather than the Existing Stockholders. In connection therewith, the Company shall maintain separate cash accounts into which all cash (the "Interim Cash") arising from the operations of the Company and its Subsidiaries will be placed and from which the only disbursements will be in connection with the discharge of ordinary course liabilities and obligations of the Company (including, but not limited to, overhead charges in accordance with past custom and practice (including, without limitation, expenses and obligations that were previously paid or accrued at the LCA corporate level in behalf of the Company) and

         Interim Period Liabilities in accordance with past custom and practice). These accounts are referred to collectively as the "Interim Cash Accounts." The Existing Stockholders shall keep an accurate and complete memo account of the Interim Period Cash Account. In addition to the other covenants contained in this Agreement, the Existing Stockholders and the Company covenant and agree that during the Interim Period, unless the Purchaser agrees otherwise in writing, the Company will, and the Existing Stockholders will cause the Company to:

                                  (a) promptly inform the Purchaser of any significant issues and/or decisions relating to the Company and its Subsidiaries;

                                  (b)      obtain the Purchaser's approval
                 (which approval shall not be unreasonably withheld or delayed) of each of the Company's and its Subsidiaries' disbursements out of the Interim Cash Accounts and each of the Company's and its Subsidiaries' commitments in excess of $10,000, other than
                 (A) disbursements approved of or committed to prior to the date hereof and (B) disbursements of amounts accrued as current liabilities in the calculation of Actual Working Capital;

                                  (c)      notify the Purchaser of any change
                 in the normal course of the Company's business or in the condition of the Company's assets or of any governmental or third party complaint, investigation or hearing of which the Existing Stockholders have knowledge (or communication indicating that such a complaint, investigation or hearing is or may be contemplated);

                                  (d)      not, directly or indirectly, sell,
                 pledge, dispose of or encumber any of its assets, except in the ordinary course of business consistent with the Company's past practice,

                                  (e)      not, directly or indirectly, take
                 any action with respect to the grant of any bonuses, salary increases, severance or termination pay (except for salary increases, severance or termination pay made in the ordinary course of business consistent with the Company's past practice); and

                                  (f)      not, directly or indirectly,
                 declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, except in payment of the Repurchase Price, in connection with the distribution of the Excluded Assets and Liabilities, and except to the extent necessary to pay intercompany charges attributable to disbursements in connection with the discharge of ordinary course liabilities and obligations of the Company (including, but not limited to, overhead charges in accordance with past custom and practice).

                          (ii) The Purchaser, the Company and the Existing Stockholders agree that all liabilities, expenses and obligations incurred with respect to the Interim Period, and all risk of loss or damage during the Interim Period, associated with the Company's or its Subsidiaries' business, their activities, their employees, and/or their assets or properties (the "Interim Period Liabilities") shall be borne by the Company. To the extent that the Existing Stockholders or their Affiliates (except the Company or its Subsidiaries) become or are directly or indirectly liable for or otherwise suffer or pay any Interim Period Liabilities, the Company agrees that it will promptly upon request, without offset or deduction for any claim hereunder or otherwise, pay all such Interim Period Liabilities or reimburse the Existing Stockholders or such Affiliates for any such payments that they make to the extent that Interim Period Liabilities have not been paid pursuant to Section 4(iii) below. Without limiting the foregoing, Interim Period Liabilities include (i) any liabilities for any claims or occurrences during the Interim Period with respect to matters covered by health, life, dental, casualty or other insurance coverage of the type listed on Exhibit 7A-Exceptions to GAAP provided through any of the Existing Stockholders or their Affiliates (whether on a self-insured basis or otherwise), (ii) employee payroll, withholding, bonus and benefit payments or liabilities with respect to employees of the Company or its Subsidiaries, (iii) all liabilities under vehicle leases as to vehicles operated by the Company and supplies provided under any master supply arrangement to the Company or the Subsidiary with respect to the Interim Period. Notwithstanding the foregoing, nothing in this paragraph shall be construed to limit or impair, or create any right of setoff or counterclaim with respect to, any claim the Company may make as a Purchaser Indemnified Party or Seller Indemnified Party against any party hereto pursuant to this Section 6.

                          (iii) During the Interim Period, the Existing Stockholders shall provide the Purchaser with a list of disbursements to be made from the Interim Cash Account (or made as advances by the Existing Stockholders on behalf of the Company) to satisfy liabilities and expenses referenced in Section 4(i) above. Immediately prior to the Closing, the Existing Stockholders shall provide a statement listing the amount of Interim Cash deposited in, and disbursements made from, the Interim Cash Accounts and liabilities and expenses referenced in Section 4(i) above as to which no disbursements have been made. To the extent that such statement reflects that the amount of Interim Cash deposited exceeds the sum of such disbursements made, such liabilities and expenses, the Interim Tax Amount (as defined below) and the Prepaid Rent Amount (as defined below), the Company will retain such excess and the Existing Stockholders will be entitled to all amounts not so retained; to the extent that such statement reflects that the amount of Interim Cash deposited is less than such sum of disbursements made, liabilities and expenses, the Interim Tax Amount and the Prepaid Rent Amount, then the Company shall pay to the Existing Stockholders the amount of such deficiency at the Closing.
         The amount of such excess or deficiency shall be referred to herein as the "Interim Settlement Amount." The term "Interim Tax Amount" means an amount equal to 25% of the excess (to the extent positive) of (A) the amount of Interim Cash deposited in the Interim Cash Accounts in the Interim Period, over (B) the sum of (x) the disbursements made from the Interim Cash Accounts during the Interim Period and (y) the liabilities and expenses referenced in Section 4(i) above (other than contingent liabilities) with respect to the Interim Period as to which no disbursements have been made. The Prepaid Rent Amount shall mean lease payments made on behalf of the Company in the amount of $132,562.62. LCA will pay and hold the Company harmless with respect to the payroll payments due to the Company's and its Subsidiary's employees on Wednesday September 4, 1996 (without limiting the generality of the foregoing, the Interim Cash Account will not be reduced by the amount of such payment). The preceding sentence will not apply to any other payroll payments made during the Interim Period.

                 Section 5. Representations and Warranties. The Company and the Existing Stockholders hereby jointly and severally represent and warrant that:

                 5A.      Organization, Corporate Power and Licenses.  The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite corporate power and authority and, except as to licenses, permits and authorizations as to matters of the type described in Sections 5J, 5P, 5Q, 5S and/or 5V, all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement (assuming approval of such transactions by the New Board of Directors). The copies of the Company's charter documents and Bylaws, which have been furnished to the Purchaser's special counsel, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

                 5B.      Capital Stock and Related Matters.

                          (i) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which are issued and outstanding and owned beneficially and of record by Holding. As of the Closing, the Company and each Subsidiary shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, except as set forth in the Equity Agreements. As of the Closing, the Company and each Subsidiary shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as contemplated by this Agreement. All of the outstanding shares of the Company's and each Subsidiary's capital stock are validly issued, fully paid and nonassessable.

                          (ii) Except as contemplated by this Agreement, there are no statutory or contractual stockholders preemptive rights or rights of refusal with respect to the issuance of the Purchaser Stock hereunder. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Purchaser Stock hereunder do not require registration under the Securities Act or any applicable state securities laws (assuming that the Purchaser's representations and warranties set forth herein are true and correct). There are no agreements between the Existing Stockholders with respect to the voting or transfer of the Company's or any Subsidiary's capital stock or with respect to any other aspect of the Company's or any Subsidiary's affairs, except as set forth in this Agreement.

                          (iii) Holding is the record and beneficial owner and has good title to, the Existing Stock to be repurchased by the Company hereunder. Immediately following the Closing, Holding will have conveyed to the Company good title to all of such Existing Stock, free and clear of all Liens, claims and encumbrances of any nature whatsoever. The execution, delivery and performance of this Agreement by such Existing Stockholder does not conflict or result in a breach of any of the terms or provisions of, or constitute a default under, any material contract, agreement or instrument to which such Existing Stockholder is a party or by which such Existing Stockholder is bound.

                 5C.      Subsidiaries; Investments. The attached Schedule
5C-Subsidiaries correctly sets forth the name of each Subsidiary the Company has ever had, the jurisdiction of its incorporation and the Persons owning the outstanding capital stock of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified to do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect. Each Subsidiary possesses all requisite corporate power and authority and, except as to licenses, permits and authorizations as to matters of the type described in Sections 5J, 5P, 5Q, 5S and/or 5V, all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement. The copies of each Subsidiary's charter documents and bylaws, which have been furnished to the Purchaser's special counsel, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

                 5D.      Authorization; No Breach.

                          (i) The execution, delivery and performance of this Agreement, the amendment of the Articles of Incorporation and the amendment of the Company's Bylaws have been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms (assuming, for purposes of this sentence, that this Agreement constitutes a valid and binding obligation of each other party hereto and thereto, enforceable in accordance with its terms). Assuming, for purposes of this sentence that this Agreement provided for the sale of Existing Stock by Holding to the Purchaser rather than the issuance of Purchaser Stock by the Company to the Purchaser and the repurchase of the Existing Stock by the Company from Holding, the execution and delivery by the Company of this Agreement, the amendment of the Articles of Incorporation and the Company's Bylaws and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, would not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under,
         (iii) result in the creation
         of any lien, security interest, charge or encumbrance upon the Company's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) except in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and, except as to matters of the type addressed in Sections 5J, 5P, 5Q, 5S and/or 5V, require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or Bylaws of the Company or any law, statute, rule or regulation to which the Company is subject, or any material agreement or instrument, order, judgment or decree to which the Company is subject.

                          (ii) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which either Existing Stockholder is a party have been duly authorized by such Existing Stockholder. This Agreement and all other agreements contemplated hereby to which either Existing Stockholder is a party each constitutes a valid and binding obligation of such Existing Stockholder, enforceable in accordance with its terms (assuming, for purposes of this sentence, that each such agreement constitutes a valid and binding obligation of each other party hereto and thereto, enforceable in accordance with its terms). Assuming, for purposes of this sentence that this Agreement provided for the sale of Existing Stock by Holding to the Purchaser rather than the issuance of Purchaser Stock by the Company to the Purchaser and the repurchase of the Existing Stock by the Company from Holding, the execution and delivery by each Existing Stockholder of this Agreement and all other agreements contemplated hereby to which either Existing Stockholder is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by each Existing Stockholder, would not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon either Existing Stockholder's capital stock or assets pursuant to,
         (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) except in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and, except as to matters of the type addressed in Sections 5Q and/or 5V, require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or bylaws of either Existing Stockholder or any law, statute, rule or regulation to which either Existing Stockholder is subject, or any material agreement or instrument, order, judgment or decree to which either Existing Stockholder is subject.

                 5E.      Financial Statements.  On or before September 6,
1996, there will be attached hereto as Schedule 5E - Financial Statements the following financial statements:

                          (i) the unaudited balance sheets of the Company as of September 30, 1995 and the related operating statements for the twelve-month period then ended; and

                          (ii) the unaudited balance sheet of the Company as of June 30, 1996 (the "Latest Balance Sheet"), and the related operating statements for the nine-month period then ended.

Each of the foregoing financial statements has been prepared from the books and records of account of the Company in conformity with the Company's prior accounting practices on a consistent basis, and is in substantial accordance with GAAP, subject to the absence of footnote disclosure and such other qualifications as are described on the attached Schedule 5E - Financial Statements, and, subject to the absence of footnote disclosure and such other qualifications as are described on the attached Schedule 5E - Financial Statements, is fairly stated or is true and correct in all material respects, reflects accurately in all material respects the books and records of account for the Company as of such dates and for such periods, and presents the financial condition at such dates and results of operations of the Company for the periods then ended. The Latest Balance Sheet additionally has been adjusted on a pro forma basis to reflect the exclusion of the Excluded Assets and Liabilities. In addition, LCA will furnish to the Purchaser on or before September 6, 1996 copies of the internal trial balances for the Facilities as of September 30, 1994 and the Devcon Area detailed operating statements for the years ending September 30, 1993 and 1994. The trial balances described properly and fairly reflect the transactions of the Facilities (except for the items as set forth on the attached Schedule 5E - Financial Statements) for the periods described above and have been produced from the books and records of account of the Facilities on a consistent basis in accordance with LCA's past accounting and reporting practices.

                 5F.      Absence of Undisclosed Liabilities.  Except as set
forth on the attached Schedule 5F - Liabilities, neither the Company nor any Subsidiary has any obligation or liability that would be of a type required to be reflected on a balance sheet (or in a note thereto) prepared in accordance with GAAP other than: (i) liabilities set forth on the Latest Balance Sheet (including any notes thereto), (ii) liabilities and obligations of the type set forth on the Latest Balance Sheet which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement.

                 5G.      No Material Adverse Change.  Except as set forth on
the attached Schedule 5G - Adverse Change, since the date of the Latest Balance Sheet, there has been no Material Adverse Change (other than changes in general economic conditions or general changes similarly affecting similarly situated participants in the Company's industry).

                 5H.      Absence of Certain Developments.  Except as expressly
contemplated by this Agreement or as set forth on the attached Schedule 5H - Developments, since June 30, 1996 (and, with respect to items (v), (vii),
(viii), (ix), (x) and (xiv) below, since March 31, 1996), neither the Company nor any Subsidiary has:

                 (i) engaged in any activity which accelerated the collection of its accounts or notes receivable, delayed the payment of its accounts payable, or reduced or otherwise restricted the amount of supplies on hand, other than in the ordinary course of the conduct of such business;

                 (ii) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

                 (iii) borrowed any amount or incurred or become subject to any material liabilities, except liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business and except for Indebtedness that will be discharged by the Existing Stockholders at the Closing;

                 (iv) discharged or satisfied any material Lien or paid any material obligation or liability (other than as contemplated by this Agreement), other than liabilities paid in the ordinary course of business;

                 (v) declared or made any payment or distribution of property (other than cash) or Interim Cash to its stockholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

                 (vi) mortgaged or pledged any of its properties or assets or subjected them to any material Lien, except Permitted Liens for current property taxes not yet due and payable;

                 (vii) sold, assigned or transferred any of its assets or canceled any debts or claims, except in the ordinary course of business;

                 (viii) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

                 (ix) made capital expenditures or commitments therefor that aggregate in excess of $50,000, except for capital expenditures in substantial accordance with the Company's capital expenditure budget and replacement programs (as in effect on March 31, 1996);

                 (x) engaged in any activity which was intended to delay or hinder the Company's capital expenditures and commitments with a view to, or in anticipation of, a transaction of the type contemplated by Section 3C with the Purchaser or any other Person;

                 (xi) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons in excess of $50,000 in the aggregate (except for those which will be discharged or released at or prior to the Closing);

                 (xii) made any charitable contributions or pledges in excess of $10,000 in the aggregate;

                 (xiii) made any Investment in or taken steps to incorporate any Subsidiary; or

                 (xiv) entered into any other material transaction other than in the ordinary course of business.

Included with the attached Schedule 5G - Adverse Change is a statement of amounts expended by LCA and its Subsidiaries during the current fiscal year with respect to the Company and its Subsidiaries and charged to the Company's fixed asset additions account.

                 5I.      Assets.  Except as set forth on the attached Schedule
5I - Assets, the Company and each Subsidiary has good title to, or a valid leasehold interest in, the material properties and assets used by it or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens other than Permitted Liens, except for (i) such properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet, (ii) Liens disclosed on the Latest Balance Sheet (including any notes thereto), (iii) Liens for current property taxes not yet due and payable and
(iv) assets owned by the Existing Stockholders or their Affiliates which will be made available to the Company pursuant to, and for the period provided in, the Transition Services Agreement. Except to the extent addressed by Section 5U and except as described on Schedule 5I - Assets, the Company's and each Subsidiary's material equipment and other material tangible assets are suitable in condition and repair for their current use in all material respects, subject to the provision of usual and customary maintenance provided in the ordinary course of business with respect to assets of like nature, age, usage and construction. Except as set forth on the attached Schedule 7A - Liens, the Company and each Subsidiary owns, or have a valid leasehold interest in, all material assets necessary for the conduct of its business as presently conducted (except for assets owned by the Existing Stockholders or their Affiliates which will be made available to the Company pursuant to, and for the periods provided in, the Transition Services Agreement).

                 5J.      Tax Matters.

                 (i) Except as set forth on the attached Schedule 5J - Taxes, (A) the Company and each Subsidiary has filed all Tax Returns which it is required to file under applicable laws and regulations, all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations; (B) each Affiliated Group has timely filed all income Tax Returns (in which the Company or any Subsidiary is includable) required to be filed with respect to each taxable period during which the Company or any Subsidiary was a member of the Affiliated Group, each such income Tax Return has been prepared in compliance with all applicable laws and regulations, in all respects insofar as such income Tax Returns relate to the Company and the Subsidiaries; (C) the Company and each Subsidiary has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party; (D) all Taxes (for which the Company or any Subsidiary may have any liability either directly or pursuant to Treasury Regulation Section 1.1502-6 (and any similar provision of state, local or foreign law)) due and payable by each Affiliated Group with respect to each taxable period during which the Company or a Subsidiary was a member of the Affiliated Group have been paid; (E) neither the Company, nor any Subsidiary has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency and LCA has not waived any statute of limitations or agreed to any extension of time with respect to any Tax assessment or deficiency with respect to any consolidated, combined or unitary Tax Return (in which the Company or any Subsidiary is includable) filed by it during a period in which either the Company or any Subsidiary was a member of LCA's Affiliated Group; (F) the federal income Tax Returns of the Company and each Subsidiary and the consolidated federal income Tax Return of LCA's Affiliated Group have been audited or are closed for all tax years through 1995; (G) no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company or any Subsidiary; (H) no information related to Tax matters has been requested in writing by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company or any Subsidiary from any foreign, federal, state or local taxing authority; and (I) no claim has ever been made by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to Taxes assessed by such jurisdiction.

                 (ii) The Company and each Subsidiary has not made an election under IRC Section 341(f).

                 (iii) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

                 (iv) The Company and each Subsidiary will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) as a result of any "closing agreement," as described in IRC Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, and (C) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date.

                 (v) The Company and each Subsidiary has no obligation or liability for the payment of Taxes of any other person, including but not limited to the following, a liability of the Company or any Subsidiary for the payment of any Tax arising (A) as a result of being (or ceasing to be) a member of any Affiliated Group (other than the Affiliated Group of which LCA is the common parent), or being included (or required to be included) in any Tax Return relating thereto, (B) as a result from any expressed or implied obligation to indemnify another person, and (C) as a result from the Company assuming or succeeding to the Tax liability of any other person as a successor, transferee or otherwise.

                 (vi) The Company and each Subsidiary is not a party to or bound by any Tax allocation or Tax sharing agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes.

                 (vii) The Company and each Subsidiary is not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under IRC Section 280G (or any corresponding provision of state, local or foreign income Tax law).

                 (viii) The Company and each Subsidiary is a member of an Affiliated Group that (A) includes LCA and Holding, (B) files a consolidated federal income Tax Return and (C) has LCA as the parent corporation.

                 5K.      Contracts and Commitments.

                          (i) Except (i) as expressly contemplated by this Agreement (ii) as set forth on the attached Schedule 5K - Contracts,
         Schedule 5Q - Employee Benefits or Schedule 5U - Real Property, (iii) for agreements which were contained in the facility files in the data room at LCA's headquarters on June 19 and 20, 1996, the originals of which will be delivered by LCA to the Company pursuant to Section 3I (the "Facility File Contracts"), (iv) agreements provided to Purchaser's special counsel through the date hereof, indices of which are attached as Schedule 5K(iv)-Supplemental Contracts and (v) for agreements which are terminable by the Company upon 90 days or less notice without penalty or not otherwise material, neither the Company nor any Subsidiary is a party to or bound by any written or oral:

                                  (a)      pension, profit sharing, stock
                 option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                                  (b)      contract for the employment of any
                 officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or contract relating to loans to officers, directors or Affiliates;

                                  (c)      contract under which the Company or
                 any Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $50,000;

                                  (d)      agreement or indenture relating to
                 Indebtedness (other than borrowed money) in amounts in excess of $50,000, any agreement or indenture relating to borrowed money, or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any Subsidiary except for, in any case, Indebtedness that will be discharged by the Existing Stockholders at the Closing;

                                  (e)      guarantee of any obligation, other
                 than those to be released at or prior to the Closing;

                                  (f)      lease or agreement under which the
                 Company or any Subsidiary is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000;

                                  (g)      lease or agreement under which the
                 Company or any Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any Subsidiary;

                                  (h)      contract or group of related
                 contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $50,000;

                                  (i) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Intellectual Property);

                                  (j)      any warranty agreement with respect
                 to its services rendered or its products sold or leased;

                                  (k) agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

                                  (l)      distribution or franchise agreement;

                                  (m)      contract or agreement expressly
                 prohibiting it from freely engaging in any business or competing anywhere in the world; or

                                  (n) any other agreement which involves a consideration in excess of $50,000 annually.

                          (ii) Those Facility File Contracts which if canceled or terminated could reasonably be expected to materially impair the business of the Company or the Company's ability to provide necessary services to a significant number of its patients or hinder the Company's compliance with Legal Requirements, and all of the contracts, agreements and instruments set forth on Schedule 5K - Contracts, are referred to collectively as the "Applicable Contracts." The Applicable Contracts are valid, binding and enforceable against the Company in accordance with their respective terms. The Company has performed all material obligations required to be performed by it under the Applicable Contracts and is not, except as set forth on
         Schedule 5K - Contracts, in material default under or in breach of nor in receipt of any written claim of material default or breach under any Applicable Contract; to the Existing Stockholders' knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach by the Company or any Subsidiary under any Applicable Contract; to the Existing Stockholders' knowledge, there is no breach or anticipated breach by the other parties to any Applicable Contract.

                          (iii) The Purchaser's special counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on Schedule 5K - Contracts, together with all amendments, waivers or other changes thereto.

                 5L.      Intellectual Property Rights.  Except for the use of
the LCA mark, the name "Living Centers" or "Living Centers of America," the use of the computerized information services used by the LCA group and the use of the Habilitation Documentation Software and the Quality Information System, neither the Company nor any Subsidiary owns or uses any material Intellectual Property Rights. To the Existing Stockholders' knowledge, the conduct of the Company's and its Subsidiaries' business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights or other rights of other Persons.

                 5M.      Litigation, etc.  Except as set forth on the attached
Schedule 5M - Litigation, there are no (i) actions, suits, proceedings, orders or claims pending or, to the Existing Stockholders' knowledge, threatened or
(ii) to the Existing Stockholders' knowledge, any investigations pending or threatened, against or affecting the Company or any Subsidiary (or to the Existing Stockholders' knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company or any Subsidiary with respect to its business or proposed business activities) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit or proceedings with respect to the transactions contemplated by this Agreement) which are not covered by insurance or described in Schedule 5V-Healthcare; the Company and each Subsidiary is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the Existing Stockholders' knowledge, any governmental investigations or inquiries not described in Schedule 5V-Healthcare.. The Company and each Subsidiary is not subject to any judgment, order or decree of any court or other governmental agency.

                 5N.      Brokerage.  Except as set forth on the attached
Schedule 5N - Brokerage, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company, any Subsidiary or either Existing Stockholder. The Existing Stockholders shall pay, and hold the Purchaser, the Company and each Subsidiary harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any claim by, through or under the Company or the Existing Stockholders.

                 5O.      Insurance.  The attached Schedule 5O - Insurance
contains a description of each insurance policy or program maintained on behalf of the Company and each Subsidiary with respect to its properties, assets and businesses, and each such policy or program is in full force and effect immediately prior to the Closing. The Company and each Subsidiary is not in default with respect to its obligations under any insurance policy maintained by it. Except as set forth on Schedule 5O - Insurance, the Company and each Subsidiary does not have any self-insurance or co- insurance programs, and the reserves maintained by the Existing Stockholders on behalf of the Company and its Subsidiaries are adequate to cover all anticipated liabilities of the Company and its Subsidiaries to the Closing Date with respect to any such self-insurance or co-insurance programs.

                 5P.      Employees.  Except as set forth on the attached
Schedule 5P - Employees, the Company is not aware that any of Johnny Creager, Betsy Garner or Linda Mabile or any group of employees of the Company or any Subsidiary has any plans to terminate employment with the Company or such Subsidiary. The Company and each Subsidiary has complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and neither the Company, any Subsidiary, nor any Existing Stockholder is aware that the Company or any Subsidiary has any union organization activities, threatened or actual strikes or work stoppages or material grievances. Except as set forth on the attached Schedule 5P - Employees, the Company and each Subsidiary is not subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present business activities of the Company or any Subsidiary, except for agreements between the Company or any Subsidiary and its present and former employees. The Company possesses all material licenses, permits and authorizations concerning employee matters (if any) necessary to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement. Assuming, for purposes of this sentence that this Agreement provided for the sale of Existing Stock by Holding to the Purchaser rather than the issuance of Purchaser Stock by the Company to the Purchaser and the repurchase of the Existing Stock by the Company from Holding, then with respect of employee matters, the execution and delivery by the Company of this Agreement, the amendment of the Articles of Incorporation and the Company's Bylaws and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, would not require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to any law, statute, rule or regulation to which the Company is subject, or any material agreement or instrument, order, judgment or decree to which the Company is subject.

                 5Q.      ERISA.

                          (i) Schedule 5Q - Employee Benefits sets forth all of the bonus, deferred and incentive compensation, profit sharing, retirement, vacation, sick leave, leave of absence, hospitalization, severance, and fringe benefit plans, all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) which the Company or any Subsidiary maintains, to which the Company or any Subsidiary contributes or has an obligation to contribute, or with respect to which the Company or any Subsidiary has any liability or reasonable expectation of liability, whether or not any such plan has terminated and whether or not any such plan is or was maintained or contributed to by any current or former member of the Company's Controlled Group (within the meaning of Section 414 of the IRC) (the "Plans") during the six-year period immediately preceding the Closing Date. None of the Plans (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the IRC or Section 302 of ERISA, (ii) is a plan of the type described in Section 4063 of ERISA or Section 413(c) of the IRC, (iii) is a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iv) provides for medical or life insurance benefits to current or future retired or former employees of the Company or any Subsidiary (other than as required under IRC Section 4980B or applicable state law), or (v) obligates the Company or any Subsidiary to pay any severance or similar benefit solely as a result of a change in control or ownership within the meaning of Section 280G of the IRC.

                          (ii) Each Plan is, in all material respects, in compliance, and has been administered, maintained and funded in all material respects in accordance, with the applicable provisions of ERISA and the IRC and all other applicable laws, rules and regulations, including, but not limited to, medical continuation under IRC Section 4980B. None of the Company, any Controlled Group member, any fiduciary or any other person has, other than in an immaterial respect, with respect to any Plan, (i) engaged in any transaction prohibited by ERISA, the IRC or other applicable law; (ii) breached any fiduciary duty owed by it; or (iii) failed to file and distribute timely and properly all reports and information required to be filed
         or distributed in accordance with ERISA or the IRC.   There are also
         no pending or, to the Existing Stockholders' knowledge, threatened, actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits) which could reasonably be expected to result in liability to the Company or any Subsidiary.

                          (iii) All contributions or premiums which are due on or before the Closing Date with respect to the Plans have been timely, or will have been prior to the Closing Date, paid.

                          (iv) Each Plan which is intended to be qualified under section 401(a) of the IRC (i) has been timely amended to reflect all requirements of the Tax Reform Act of 1986 ("TRA 86") and all subsequent legislation which is required to be adopted prior to the end of the TRA 86 remedial amendment period and (ii) has received from the Internal Revenue Service a favorable determination letter which considers the terms of the Plan as amended for such tax law changes. Nothing has occurred since the date of such letter that could adversely affect the qualified status of such Plan or the tax-exempt status of any related trust.

                          (v) No under funded defined benefit plan has been, during the five years preceding the Closing Date, transferred out of the Company's Controlled Group.

                          (vi) Except as set forth on Schedule 5Q - Employee Benefits, the Company and each Subsidiary has not incurred, and has no reason to expect that it will incur, any material liability to the Internal Revenue Service, the Department of Labor, the PBGC, any multiemployer plan or otherwise under Title IV of ERISA (including any withdrawal liability) or under the IRC with respect to any Plan or any other plan that the Company or any member of its Controlled Group maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

                          (vii) With respect to each Plan, the Company has provided Purchaser with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Plans are maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the most recent financial statement, and
         (iv) all rulings, determinations, and opinions issued by any Governmental Entity in the last three years (and pending requests for governmental rulings, determinations, and opinions).

                 5R. Compliance with Laws. Except with respect to Legal Requirements addressed by Sections 5J (Tax Matters), 5P (Employees), 5Q (ERISA), 5S (Environmental and Safety Matters), and 5V (Healthcare Matters), and except as set forth on the attached Schedule 5R - Compliance, the Company and each Subsidiary is in substantial compliance with all Legal Requirements, and the Company and each Subsidiary has not received notice of any such non-compliance.

                 5S.      Environmental and Safety Matters.

                          (i) For purposes of this Agreement, the term "Environmental and Safety Requirements" shall mean all applicable federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, and all applicable judicial and administrative orders and determinations, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous materials, substances or wastes, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation); "Release" shall have the meaning set forth in CERCLA (as defined below); and "Environmental Lien" shall mean any Lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability of the Company or any Subsidiary arising under any Environmental and Safety Requirements.

                          (ii) Except as set forth on the attached Schedule 5S - Environmental:

                                  (a)      The Company and each Subsidiary has
                 complied with and is currently in compliance with all Environmental and Safety Requirements, and the Company has not received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its properties or facilities.

                                  (b)      Without limiting the generality of
                 the foregoing, the Company and each Subsidiary has obtained and complied with, and is currently in compliance with all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business.

                                  (c)      None of the following exists at any
                 property or facility owned, occupied or operated by the Company or any Subsidiary: (1) underground storage tanks or regulated surface impoundments; (2) asbestos-containing materials in any form or condition that could subject the owner or operator of such property or facility to regulation;
                 (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills.

                                  (d)      The Company and each Subsidiary has
                 not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance) or owned, occupied or operated any facility or property, in each case so as to give rise to liabilities of the Company or any Subsidiary for response costs, natural resource damages or attorneys' fees pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, or any other Environmental and Safety Requirements.

                                  (e)      Without limiting the generality of
                 the foregoing, there are no facts, events or conditions relating to the past or present properties, facilities or operations of the Company or any Subsidiary that would give rise to any material corrective, investigatory or remedial obligations, or material liabilities, whether accrued, absolute, contingent, unliquidated or otherwise, pursuant to Environmental and Safety Requirements (including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage).

                                  (f)      The Company and each Subsidiary has
                 not, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                                  (g)      No Environmental Lien has, to the
                 Existing Stockholders' knowledge, attached to any property owned, leased or operated by the Company or any Subsidiary.

                 5T.      Affiliated Transactions.  Except as set forth on the
attached Schedule 5T - Affiliated Transactions, no officer, director or Affiliate of LCA or any of its Subsidiaries or, to the Existing Stockholders' knowledge, no employee of LCA or any of its Subsidiaries or any individual related by blood, marriage or adoption to any officer, director, Affiliate or employee of LCA or any of its Subsidiaries or any entity in which any such Person owns a five percent (5%) or more beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any Subsidiary or has any interest in any material property used by the Company or any Subsidiary.

                 5U.      Real Property.

                          (i) The attached Schedule 5U(i) - Real Property sets forth a list of all of the real property owned by the Company and its Subsidiaries (the "Owned Real Property"). With respect to each parcel of the Owned Real Property: (i) each such parcel is owned in fee simple subject only to the Permitted Liens; and (ii) except as disclosed in Schedule 5V(b) - Thomas Care, all buildings, structures and other improvements, which are material to the Company, located on the Owned Real Property are suitable in condition and repair for their current use in all material respects, subject to the provision of usual and customary maintenance provided in the ordinary course of business with respect to buildings, structures and improvements of like nature, age, usage and construction and all water, gas, electrical, steam, compressed air, telephone, sanitary and storm sewage lines and other utilities and systems necessary to and serving the Owned Real Property are sufficient to enable the continued operation of the Owned Real Property as it is now operated in the conduct of the business of the Company and its Subsidiaries.

                          (ii) The attached Schedule 5U(ii) - Leases sets forth a list of all of the leases and subleases (the "Leases") of real property in which the Company and its Subsidiaries have a leasehold or subleasehold interest (the "Leased Real Property") and all lease and sublease documents. The Company has delivered to the Purchaser's counsel complete and accurate copies of each of the Leases. With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect according to its terms and the Company holds a valid leasehold or subleasehold interest in such Lease; (ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms as of immediately following the Closing; (iii) neither the Company nor, to the Existing Stockholders' knowledge, any other party to the Lease, is in breach or default, and no event as to the Company or, to the Existing Stockholders' knowledge, as to any other party, has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iv) the Company has not, and to the Existing Stockholders' knowledge, no other party to the Lease has, repudiated any provision thereof; (v) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease; (vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to the Purchaser's counsel;
         (vii) the Company and each Subsidiary has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; (viii) to the Existing Stockholders' knowledge, all buildings, improvements and other structures located upon the Leased Real Property which are material to the operation of the business of the Company have been operated and maintained in substantial accordance with all applicable Legal Requirements (other than as to matters of the type addressed in Section 5V) and the terms and conditions of the Leases; and (ix) to the Existing Stockholders' knowledge, all buildings, structures and other improvements located upon the Leased Real Property which are material to the operation of the business of the Company are in suitable condition and repair for their current use in all material respects, subject to the provision of usual and customary maintenance in the ordinary course of business, with respect to buildings, structures and improvements of like nature, age, usage and construction, and all water, gas, electrical, steam, compressed air, telephone, sanitary and storm sewage and other utility lines and systems necessary to and serving the Leased Real Property are sufficient to enable the operation of the Leased Real Property as it is now operated in the operation of the business of the Company.

                          (iii) The attached Schedule 5U(iii) - Managed Property sets forth a list of all of the management agreements (the "Management Agreements") for the property managed by the Company and its Subsidiaries (the "Managed Property"). The Company has delivered to the Purchaser's counsel complete and accurate copies of each of the Management Agreements. With respect to each Management Agreement: (i) the Management Agreement is legal, valid, binding, enforceable and in full force and effect in accordance with its terms; (ii) the Management Agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms as of immediately following the Closing; (iii) neither the Company nor, to the Existing Stockholders' knowledge, any other party to the

         Management Agreement, is in breach or default, and no event as to the Company or, to the Existing Stockholders' knowledge, as to any other party, has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Management Agreement; (iv) the Company has not, and to the Existing Stockholders' knowledge, no other party to the Management Agreement has, repudiated any provision thereof; (v) there are no disputes, oral agreements, or forbearance programs in effect as to the Management Agreement; (vi) the Management Agreement has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to the Purchaser's counsel; and (vii) the Company and each Subsidiary has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Management Agreement.

                          (iv) The attached Schedule 5U(iv) - Utility Bonds sets forth a list of all of the Company's utility bonds, each of which will terminate as of the Closing Date.

                 5V.      Healthcare Matters.

                          (i) Set forth in Schedule 5V(i) - Healthcare is a list of each License maintained by the Company with respect to the Company's operation of the Facilities. The number of beds Licensed at each Facility on the Closing Date is set forth on Schedule 5V - Healthcare. Except as set forth in Schedule 5V - Healthcare, the Company has obtained or applied for all Licenses required by law, rule or regulation from any applicable Governmental Entity necessary for the legal operation of the Facilities as MR/DD Facilities or, where applicable, long term care nursing Facilities.

                                  (a)      Except as set forth on Schedule
                 5V(b) - Thomas Care, the Company is in substantial compliance with all Licenses listed on Schedule 5V - Healthcare; and

                                  (b)      Except as set forth on Schedule
                 5V(b) - Thomas Care, the Company has received no written notice from any Governmental Entity in respect of the threatened, pending, or possible suspension, revocation, amendment or termination of any License listed on Schedule 5V
                 - Healthcare, which has not been determined in favor of the Company nor to the Existing Stockholders' knowledge is there any proposed or threatened issuance of any such notice.

         Assuming, for purposes of this sentence that the Purchaser has and the Company will post Closing properly file and timely file with all necessary governmental authorities all necessary reports, notifications or other documentation of the transactions described herein and that this Agreement provided for the sale of Existing Stock by Holding to the Purchaser rather than the issuance of Purchaser Stock by the Company to the Purchaser and the repurchase of the Existing Stock by the Company from Holding, the transactions described herein would not, to the Existing Stockholders' knowledge, constitute a violation of any License currently held by the Company.

                          (ii)    (a)      The Facilities listed on Schedule
                 5V(ii)(a) - Healthcare are certified to participate in the Medicaid program of the state in which they are located and are parties to Medicaid participation agreements (or contracts) for payment by the Medicaid programs. Except as set forth in Schedule 5V(ii)(a) - Healthcare and Schedule 5V(b) - Thomas Care, the Facilities with Medicaid certification and Medicaid participation agreements (contracts) have not been subject to or, to the Existing Stockholders' knowledge, threatened with, loss of Medicaid funding or termination of Medicaid participation agreements during the 12-month period terminating on the Closing Date and the Company has received no written notice of pending, threatened or possible investigations by or loss of participation in any Medicaid program for any such Facilities. Assuming, for purposes of this sentence that the Purchaser has and the Company will post Closing properly file and timely file with all necessary governmental authorities all necessary reports, notifications or other documentation of the transactions described herein and that this Agreement provided for the sale of Existing Stock by Holding to the Purchaser rather than the issuance of Purchaser Stock by the Company to the Purchaser and the repurchase of the Existing Stock by the Company from Holding, the transactions described herein would not, to the Existing Stockholders' knowledge, constitute a breach of or a default under any contract between the Company and the state with which the Medicaid provider agreement exists.

                                  (b)      The Facilities listed on Schedule
                 5V(ii)(b) - Healthcare are all of the Facilities managed by the Company under contract with the State of Florida Residential MR District which owns the Facility and provider agreement. Except as set forth in Schedule 5V(ii)(b), the contracts with the State of Florida have not been subject to, or to the Existing Stockholders' knowledge, threatened with, termination during the 12-month period terminating on the Closing Date and the Company has received no written notice of pending, threatened or possible contract terminations by the State of Florida for any such Facilities. Assuming, for purposes of this sentence that the Purchaser has and the Company will post Closing properly file and timely file with all necessary governmental authorities all necessary reports, notifications or other documentation of the transactions described herein and that this Agreement provided for the sale of Existing Stock by Holding to the Purchaser rather than the issuance of Purchaser Stock by the Company to the Purchaser and the repurchase of the Existing Stock by the Company from Holding, the transactions described herein would not, to the Existing Stockholders' knowledge, constitute a breach of or a default under any management contract between the Company and the State of Florida Residential MR District.

                                  (c)      The facilities listed on Schedule
                 5V(ii)(c) - Healthcare are all of the Facilities operated under the Texas Home and Community-Based Services Waiver Program under Section 1915(c) of the Social Security Act. The Facilities listed on Schedule 5V(ii)(c) - Healthcare are certified by the TDMHMR as HCS Program Providers.

                                  (d)      The Facilities listed on Schedule
                 5V(ii)(d) - Healthcare are contracted with the State of Florida to provide service to waiver clients.

                          (iii) The Company has filed, in respect to all Facilities for which Medicaid cost reports are required, all required cost reports for the fiscal year 1995, and such reports have been filed either on a timely basis or prior to the time any penalty could be incurred for failure to file on a timely basis. Except for inadvertent errors and good faith claims which may be subject to challenge by the applicable state agency, to the Existing Stockholders' knowledge, all such cost reports accurately reflect the information to be included thereon and do not claim, and neither the Facilities nor the Company has received, reimbursement in excess of the amount provided by applicable governmental rules and regulations.
         Schedule 5V(iii) - Healthcare hereto indicates which of such costs reports have been audited and finally settled. The Company has made available to Purchaser the status of such cost reports which have not been audited and finally settled and notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances and any and all other unresolved claims or disputes in respect of such cost reports of which the Company has received notice. Except as set forth on Schedule 5V(iii) - Healthcare, there are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any such cost reports.

                          (iv) Each Facility has a patient trust fund account with a local financial institution as reflected on Schedule 5V
         - Healthcare. The Company's patient trust fund department monitors trust fund activity and ensures that proper documentation is in place for all disbursements from trust funds. Except for inadvertent errors which may nonetheless be subject to challenge upon audit by the applicable state agency, to the Existing Stockholders' knowledge, all such patient trust fund accounts in the aggregate accurately reflect the amount of patient trust funds required to be maintained by each facility. The Company has made available to Purchaser the status of any patient trust fund audits which have not been finally settled and notices of proposed or pending audit adjustments, disallowances, appeals of disallowances and any and all other unresolved claims or disputes of which the Company has received notice in respect of such patient trust fund accounts. Except as set forth on Schedule 5V(iv) - Healthcare, there are no facts or circumstances which may reasonably be expected to give rise to any material audit adjustment regarding any such patient trust fund accounts. Schedule 5V(iv) - Healthcare reflects Patient Trust Security Bonds of the Company, each of which will terminate as of the Closing Date.

                 5W.      Disclosure.  Neither this Agreement, nor any of the
schedules, attachments or Exhibits hereto, contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein, not misleading.

                 5X.      Closing Date.  The representations and warranties of
the Company and the Existing Stockholders contained in this Section 5 and elsewhere in this Agreement and all information contained in any schedule hereto shall be true and correct in all material respects on the date of the Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

                 Section 6.  Remedies for Breaches of this Agreement.

                 6A.      Survival of Representations and Warranties.  The
representations and warranties of the Company and the Existing Stockholders contained in Section 5S above shall survive the Closing and continue in full force and effect for a period of four years thereafter, the representations and warranties of the Company and the Existing Stockholders contained in Sections 5A, 5B, 5C, 5J and 5Q and the first two sentences of Section 5D, and the representations and warranties of the Purchaser contained in Section 8B, shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations after giving effect to any extensions or waivers thereof, and all other written representations and warranties of the parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two years thereafter.

                 6B.      Indemnification Provisions.

                          (i) Indemnification by Existing Stockholders. Subject to the limitations set forth herein, the Existing Stockholders (but not the Company) agree jointly and severally to indemnify each of the Purchaser (and certain management investors to be designated by the Purchaser) and the Company and their respective officers, directors, employees, partners, shareholders and agents (collectively, the "Purchaser Indemnified Parties") from and against the entirety of any Adverse Consequences any Purchaser Indemnified Party may suffer through and after the date of the claim for indemnification (including any Adverse Consequences any Purchaser Indemnified Party may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by:

                                  (i) the breach of any of the representations
                 or warranties contained in Section 5 (as such representations and warranties are updated pursuant to Section 3A(iv) above with respect to facts, events or circumstances occurring during the Interim Period); provided that to the extent the Company takes any action or fails to take any action during the Interim Period at the direction of the Purchaser as a result of which any representation or warranty contained herein become untrue or inaccurate, such untruth or inaccuracy shall not be considered a breach for purposes of this paragraph (i);

                                  (ii) the breach of any of the pre-Closing
                 covenants or agreements of the Company contained in this Agreement;

                                  (iii) the breach of any of the covenants or
                 agreements of the Existing Stockholders contained in this Agreement;

                                  (iv) any Tax of the Company for any taxable
                 period (or portion thereof) ending on or prior to the Closing Date;

                                  (v) any liability or obligation resulting
                 from, arising out of, relating to, or caused by the Excluded Assets and Liabilities;

                                  (vi) any liability or obligation resulting
                 from, arising out of, relating to, or caused by the management fees paid to the Company with respect to its Florida Facilities;

                                  (vii) any environmental issue described in
                 the Environmental Report;

                                  (viii) any liability or obligation arising
                 out of any transaction, event, occurrence or circumstance occurring or existing at or prior to the Effective Time, which is of a type which would normally be accrued or expensed on the books and records of LCA or any of its Subsidiaries rather than those of the Company and its Subsidiaries (including, without limitation, all claims incurred prior to the Effective Time with respect to health, life, dental, casualty and other insurance (including those referred to on Exhibit 7A - Exceptions to GAAP); workers' compensation and occupational injury; accrued payroll, withholding, bonuses and 401(k) and DRIP accruals and contributions; income, franchise and deferred income taxes; and discontinued operations);

 .                                 (ix) any liability for the proposed
                 recoupment pursuant to the Proposed Retroactive Rate Reduction referenced in the 8/31/95 letter from TDMHMR with respect to the Thomas Care Center; or

                                  (x) any liability or obligation resulting
                 from, arising out of, relating to, or caused by the items disclosed on Schedule 5M - Litigation.

                          (ii) Indemnification by Purchaser. Subject to the limitations set forth herein, the Purchaser agrees to indemnify each of the Existing Stockholders and the Company and their respective officers, directors, employees, partners, shareholders and agents (collectively, the "Seller Indemnified Parties") from and against the entirety of any Adverse Consequences any Seller Indemnified Party may suffer through and after the date of the claim for indemnification (including any Adverse Consequences any Seller Indemnified Party may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by (i) the breach of any of the representations or warranties contained in Section 8B, or (ii) the breach of any of the covenants or agreements of the Purchaser contained in this Agreement.

                          (iii) Indemnification by the Company. Subject to the limitations set forth herein, the Company agrees to indemnify each of the Purchaser (and certain management investors to be designated by the Purchaser) and the Existing Stockholders, and each of their respective officers, directors, employees, partners, shareholders and agents (collectively, the "Company Indemnified Parties") from and against the entirety of any Adverse Consequences any Company Indemnified Party may suffer through and after the date of the claim for indemnification (including any Adverse Consequences any Company Indemnified Party may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by (A) the breach of any of the post-Closing covenants or agreements of the Company contained in this Agreement, (B) Interim Period Liabilities, or (C) any liability or obligation of the Company arising out of the Company's operations and activities from and after the Closing (including, without limitation, obligations under leases and other contracts assigned by the Existing Stockholders to the Company for which the Existing Stockholders remain primarily or secondarily liable to the other parties to such leases and other contracts); provided that nothing in this paragraph (iii) shall be construed to limit or impair, or create any right of setoff or counterclaim with respect to, any claim the Company may make as a Purchaser Indemnified Party or Seller Indemnified Party against any party hereto pursuant to this
         Section 6; provided further that nothing contained in this Section 6 shall give the right of setoff (and no right of setoff shall be asserted) as against any payment due from or obligation of the Company by reason of the existence of any claim against the Existing Stockholders hereunder.

                          (iv) Limitations on Indemnification. With respect to claims for indemnification pursuant to Sections 6B(i) and 6B(ii) above, the following provisions shall apply:

                                  (a)      If there is an applicable survival
                 period pursuant to Section 6A above with respect to such claim, the party making such claim must make a written claim for indemnification against the party from which such party is seeking indemnification within such survival period, and with respect to any Environmental Claim, the party making such claim must make a written claim for indemnification against the party from which such party is seeking indemnification on or before the fourth anniversary of the Closing.

                                  (b)      The Existing Stockholders shall not
                 have any obligation to indemnify any Purchaser Indemnified Party from and against any Adverse Consequences arising pursuant to the breach of any of the representations or warranties contained in Section 5S above or pursuant to clause
                 (vii) of Section 6B(i) above (each, an "Environmental Claim") unless and until (and then, subject to the other limitations herein, only to the extent) Purchaser Indemnified Parties have collectively suffered Adverse Consequences by reason of all such breaches in excess of a $500,000 aggregate basket (the "Environmental Sub-Basket").

                                  (c)      The Existing Stockholders shall not
                 have any obligation to indemnify any Purchaser Indemnified Party from and against any Adverse Consequences arising pursuant to clauses (i) or (vii) of Section 6B(i) above unless and until (and then, subject to the other limitations herein, only to the extent) Purchaser Indemnified Parties have collectively suffered Adverse Consequences by reason of all such breaches in excess of a $1,000,000 aggregate basket (excluding for purposes of such calculation, any Adverse Consequences used in satisfying the Environmental Sub-Basket, it being the intent that as to Environmental Claims, the Existing Stockholders will have the benefit of the Environmental Sub-Basket and the provisions of this paragraph
                 (c) to the extent of any excess).

                                  (d)      The Purchaser shall not have any
                 obligation to indemnify any Seller Indemnified Party from and against any Adverse Consequences arising pursuant to clause
                 (i) of Section 6B(ii) unless and until (and then, subject to the other limitations herein, only to the extent) Seller Indemnified Parties have collectively suffered Adverse Consequences by reason of all such breaches in excess of a $1,000,000 aggregate basket (at which point the Purchaser will be obligated to indemnify Seller Indemnified Parties from and against all such Adverse Consequences in excess of such basket).

                                  (e)      In no event shall the aggregate
                 amount of any liability of the Existing Stockholders with respect to Adverse Consequences arising pursuant to clauses
                 (i), (vi) or (vii) of Section 6B(i) exceed $10,000,000, and in no event shall the aggregate amount of any liability of the Purchaser with respect to Adverse Consequences arising pursuant to clause (i) of Section 6B(ii) exceed $10,000,000.

                                  (f)       Neither Existing Stockholder shall
                 be liable under the indemnification provisions of this Section 6 hereof with respect to Adverse Consequences arising pursuant to clause (i) of Section 6B(i) (other than with respect to the breach of any of the representations or warranties contained in Section 5E) to the extent that Bill M. Wooten or Tommy Ford has knowledge of facts or circumstances not disclosed, which if disclosed, would not constitute a breach at the Closing.

                                  (g)      Any set of common facts and
                 circumstances which constitute the basis for claims that both
                 (i) a representation or warranty has been breached and (ii) a pre-Closing covenant or agreement has been breached, shall be construed as being the basis for such claim that a representation or warranty has been breached rather than the basis for such claim that a pre-Closing covenant or agreement has been breached.

                                  (h)      The amount of any indemnification
                 payable under Section 6 shall be (i) net of any insurance recoveries received by the Indemnified Party, (ii) net of any income Tax benefit realized by the Indemnified Party, (iii) increased to take account of any income Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (iv) in the case of a claim for indemnification with respect to a matter for which a reserve was taken into account in the determination of Actual Working Capital, decreased by the amount of such reserve. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any indemnified Adverse Consequences. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnity payment of the incurrence or payment of such Adverse Consequences, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party's liability for Taxes and payments between the Existing Stockholders and the Purchaser to reflect such adjustment shall be made if necessary. Any indemnity payment under this Agreement shall be treated as an adjustment to the Repurchase Price for Tax purposes, unless a final determination (which shall include the execution of a form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Repurchase Price for United States federal income Tax purposes. For purposes of the preceding sentence, the amount of any state income tax benefit or cost shall take into account the federal income tax effect of such benefit or cost.

                                  (i)      If a Purchaser Indemnified Party
                 suffers any Adverse Consequences for which such Purchaser Indemnified Party is entitled to indemnification under the provisions of this Agreement by reason of a violation of a Legal Requirement (a "Violation Based Loss"), then, notwithstanding anything to the contrary contained in this Agreement, to the extent the discovery of such violation by a Governmental Entity or other third party or the incurring of such

                 Violation Based Loss resulted from the Purchaser Indemnified Party disclosing such matter to such Governmental Entity or other third party under circumstances where such Purchaser Indemnified Party was not obligated to do so under any Legal Requirement or contractual obligation, neither Existing Stockholder shall be liable to such Purchaser Indemnified Party under the indemnification provisions of this Section 6 hereof to the extent the indemnification claim resulted from such non-required disclosure.

                                  (j)      With respect to any Environmental
                 Claim for any Facility, the Existing Stockholders shall not have any obligation to indemnify any Purchaser Indemnified Party from and against any Adverse Consequences to the extent such Adverse Consequences arise solely from the diminution in fair market value of such Facility as a result of the facts and circumstances underlying such Environmental Claim.

                                  (k)      With respect to any Environmental
                 Claim asserted hereunder, the Existing Stockholders' obligation to provide indemnification hereunder shall not exceed the amount of indemnification that would be required with respect to such Environmental Claim if the use of the relevant Facility were to remain the same as the use existing as of the Closing Date.

                 6C.      Matters Involving Third Parties.

                          (i) If any third party shall notify any Person entitled to indemnification hereunder (each an "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Party (each an "Indemnifying Party") under Section 6B, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve any Indemnifying Party from any obligation hereunder unless (and then solely to the extent) such Indemnifying Party thereby is prejudiced.

                          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer (subject to the limitations in this Agreement) resulting from, arising out of, relating to, or caused by the Third Party Claim, and (B) the Indemnifying Party conducts the defense of the Third Party Claim diligently. The Indemnified Party shall provide the Indemnifying Party with access to such information and materials (including the right to make copies thereof) as may be reasonably necessary in order for the Indemnifying Party to evaluate the Third Party Claim.

                          (iii)   So long as the Indemnifying Party is
         conducting the defense of the Third Party Claim in accordance with
         Section 6C(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate (but the Indemnifying Party shall control) in defense of the Third Party Claim,
         (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, not to be withheld unreasonably, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement containing injunctive or equitable relief (to the extent such equitable relief cannot reasonably be satisfied with money damages) with respect to the Third Party Claim without the prior written consent of the Indemnified Party not to be withheld unreasonably. Notwithstanding anything to the contrary in this Section 6C, any Third Party Claim that is also an Environmental Claim shall also be subject to the terms of Section 6D hereof; without limiting the generality of the foregoing clause, the participation by the Indemnified Party in the defense of such Third Party Claim shall be subject to the provisions of Section 6D(i)- (ii) hereof.

                          (iv) In the event any of the conditions in Section 6C(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) to the extent the Indemnified Party is entitled to indemnification as provided herein, the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) (subject to the limitations in this Agreement), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in Section 6B (subject to the limitations in this Agreement).

                 6D.      Environmental Management.

                          (i) Upon assertion by a Purchaser Indemnified Party of an Environmental Claim hereunder, the Existing Stockholders shall be entitled to assume Principal Management of the subject matter of such claim. To assume Principal Management, the Existing Stockholders must notify the Purchaser Indemnified Party within 30 days of such notice that it intends to assume Principal Management.
         If exigent circumstances require action (including, without limitation, release reporting or remedial action) more promptly than is contemplated by the above-referenced 30-day period, the Purchaser Indemnified Party may, if reasonable under the circumstances, specify in its notice that the Existing Stockholders must provide their notice within such shorter time as is specified in such notice by the Purchaser Indemnified Party. In the event the Existing Stockholders elect not to undertake Principal Management, the Purchaser Indemnified Party shall assume Principal

         Management of the subject matter of the claim. As of the Closing Date, the Existing Stockholders are deemed to have assumed Principal Management with respect to the matters so designated on Schedule 5S - Environmental. "Principal Management" means the authority to principally direct the handling of the subject matter of the Environmental Claim, including, without limitation, selection of consultants, contractors, experts or advisors; investigation, evaluation, selection and implementation of remedial measures; and negotiations with or challenges to any governmental agencies and third parties. The party exercising Principal Management shall exercise sole and exclusive authority to conduct any negotiations with governmental agencies or third parties concerning the investigation, evaluation, selection, and implementation of remedial measures, subject to the express rights afforded to the party not exercising Principal Management under Section 6D(ii) below.

                          (ii) The party not exercising Principal Management with respect to a particular matter shall be entitled, at its sole cost and expense, to reasonably participate in the management of such matter. Such participation shall include, without limitation: (A) the right to receive copies of all reports, work plans and analytical data submitted to governmental agencies, all notices or other letters or documents received from governmental agencies, any other documentation and correspondence materially bearing to the claim, and notices of material meetings; (B) the opportunity to attend such material meetings; and (C) the right to reasonably consult with, and approve in advance (which approval will not be unreasonably withheld or delayed) material actions by, the party exercising Principal Management.

                          (iii) In the event they undertake Principal Management of any matter, the Existing Stockholders shall, upon reasonable notice to the Purchaser Indemnified Party, have reasonable access to the relevant subject Facility. The Existing Stockholders shall undertake all activities that they conduct or coordinate hereunder in a manner that does not unreasonably interfere with the day-to-day operation of such Facility of the Purchaser Indemnified Party. The party undertaking Principal Management hereunder for any matter shall manage the matter in good faith and in a responsible manner, and any activities conducted in connection therewith shall be undertaken promptly and completed expeditiously using commercially reasonable efforts, subject to the schedules and approvals required by the applicable governmental body. The parties agree to reasonably cooperate with one another in connection with addressing any matter hereunder. Without prejudicing its rights (or the rights of any other party hereto) to indemnification under this Agreement, any party hereto may take any reasonable action that is required to respond to an actual or threatened emergency or imminent endangerment situation arising from a matter otherwise covered hereunder.

                          (iv) Any matter covered hereunder shall be deemed to have been adequately completed to the extent that it (A) attains compliance with Environmental and Safety Requirements, including without limitation, all action levels or cleanup standards promulgated thereunder and (B) does not unreasonably interfere with the operations of the affected property as such operations are now conducted.

                          (v) In selecting a remedial measure for any Environmental Claim asserted hereunder, the parties hereto agree to use the most cost-effective remedy that satisfies the criteria specified in clauses (A) and (B) of Section 6D(iv) hereof.

                          (vi) Notwithstanding anything to the contrary in this Section 6D, any Environmental Claim that is also a Third Party Claim shall also be subject to the terms of Section 6C hereof.

                 6E.      Other Provisions.  Each Existing Stockholder hereby
agrees that it will not make any claim for indemnification hereunder against the Company by reason of the fact that (i) it was a director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity or (ii) the Company joined in making representations or warranties to the Purchaser (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses or expenses) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Purchaser against the Existing Stockholders (if such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement).

                 6F.      Remedies.  Except and only to the extent expressly
provided in this Agreement or the Equity Agreements, on and after the Closing the Existing Stockholders, their officers, directors, employees, agents and affiliates, and the officers and directors of the Company holding offices prior to the election of the New Board members shall not have any liability, responsibility or obligation to the Purchaser, American Habilitation Services, Inc., the Company, the Company's Subsidiary or their respective officers, directors, employees, agents or Affiliates with respect to or by reason of any fact, circumstance, event, condition, act, omission, claim, transaction or arrangement in any way relating to or affecting the Company and/or its Subsidiary (including, without limitation, any environmental, corporate or healthcare matter), regardless of whether such liability, responsibility or obligation arising or is alleged to arise by reason of negligence or breach of fiduciary duty. The indemnification provisions set forth in this Agreement, together with specific performance under Section 8Q below, constitute the sole and exclusive remedy of the parties hereto in connection with the matters set forth herein and the transactions contemplated hereby and are in lieu of any other statutory, equitable common law or other remedy that any such party may have relative to such matters. In addition, THE PURCHASER AND EACH EXISTING STOCKHOLDER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E. SECTIONS 17.41 THROUGH 17.63, INCLUSIVE, (EXCEPT FOR SECTION 17.55) OF THE TEXAS BUSINESS AND COMMERCE CODE, WHICH IS GENERALLY KNOWN AS THE TEXAS DECEPTIVE TRADE PRACTICES ACT. THE PURCHASER AND EACH EXISTING STOCKHOLDER REPRESENTS AND WARRANTS THAT IT (I) HAS ASSETS OF $5 MILLION OR MORE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE SUCH PARTY TO EVALUATE

THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY, (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO THE OTHER PARTIES AND
(IV) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. Nothing set forth in this Section 6F is intended to be construed or shall be construed to (a) modify, alter or otherwise affect in any way the respective rights, undertakings, duties, obligations, claims or liabilities of each of the parties under or arising out of this Agreement, the Stockholders Agreement, the Registration Agreement, the Transition Services Agreement, or any of the other documents, agreements, or instruments executed in connection herewith or therewith, (b) exonerate or exculpate any such Person with respect to any intentional fraud committed by such Person, or (c) limit or impair (or create any right of setoff or counterclaim with respect to) any claim the Company may make as a Purchaser Indemnified Party or Seller Indemnified Party against any party hereto pursuant to this Section 6

                 Section 7.       Definitions.

                 7A.      Definitions.  For the purposes of this Agreement, the
following terms have the meanings set forth below:

                 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, but excluding consequential or incidental damages other than those of a third party sought to be recovered by an Indemnified Party in a Third Party Claim.

                 "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

                 "Affiliated Group" means any affiliated group as defined in IRC Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law) for a period during which the Company was a member.

                 "Class A Preference Stock" means the Company's Class A Preference Stock, par value $.01 per share.

                 "Class B Common" means the Company's Class B Common Stock, par value $.01 per share.

                 "Class C Common" means the Company's Class C Common Stock, par value $.01 per share.

                 "Equity Agreements" means the Stockholders Agreement, the Registration Agreement and the Services Agreement.

                 "Facilities" means all Owned Real Property, Leased Real Property and Managed Property.

                 "GAAP" means United States generally accepted accounting principles, consistently applied.

                 "Governmental Entity" shall mean any court or any federal, state, or local legislative body or administrative agency, governmental municipality, department, commission, regulatory authority, board, bureau, or other body, including, without limitation, any such entity having jurisdiction over the operations of the Facilities owned or operated by the Company.

                 "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person expressly assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse),
(vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person expressly assures a creditor against loss, and (vii) any indebtedness secured by a Lien on a Person's assets other than Permitted Liens.

                 "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof,
(vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights, (viii) copies and tangible embodiments thereof (in whatever protectable form or medium), and
(ix) license agreements related thereto.

                 "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

                 "IRC" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

                 "knowledge" or "aware" as applied to any Person means the actual knowledge or awareness of such Person (which as applied to the Existing Stockholders shall mean such knowledge and awareness of Edward Kuntz, Lee Williams, Susan Whittle, Sydney Boone, Gary Reicherzer and Ron Prince, and which as applied to the Purchaser shall mean such knowledge and awareness of Bill M. Wooten, Deborah Moffett, Tommy Ford, Bryan Cressey and Don Edwards).

                 "Legal Requirement" means any requirement arising under any action, statute, law, ordinance, order, judgment, decree, treaty, rule, regulation, determination or direction of any Governmental Entity, including any Environmental and Safety Requirement.

                 "Licenses" shall mean all permits, licenses, registrations, franchises, concessions, orders, certificates, consents, authorizations and approvals of any Governmental Entity required in order to possess, use, alter, repair, maintain, or operate the Facilities owned or operated by the Company.

                 "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

                 "Material Adverse Effect" means a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole.

                 "Officer's Certificate" means a certificate signed by the Company's president or its chief financial officer, stating that the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate.

                 "Permitted Liens" means:

                          (i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

                          (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

                          (iii) purchase money security interests in any property acquired by the Company to the extent permitted by this Agreement;

                          (iv) interests or title of a lessor under any Lease;

                          (v) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries;

                          (vi) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company or detracting from the value of the assets of the Company;

                          (vii) liens to secure Indebtedness being repaid at the Closing; and

                          (viii) liens outstanding on the date hereof set forth on Schedule 7A - Liens.

                 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                 "Provider Agreement" shall mean all agreements or contracts with any state Governmental Entity for the provision of services to Medicaid-eligible clients for which reimbursement is made under Title XIX of the Social Security Act (the Medicaid Program) or a Medicaid Waiver Program.

                 "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                 "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that

Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

                 "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto).

                 "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

                 "TDMHMR" means the Texas Department of Mental Health and Mental Retardation.

                 "Treasury Regulations" means the United States Treasury Regulations promulgated under the IRC, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

                 "Working Capital" shall mean (i) the Company's consolidated current assets (other than the Excluded Assets and Liabilities) minus (ii) the Company's consolidated current liabilities (other than Indebtedness (including intercompany Indebtedness), current liabilities resulting from the Company's obligations pursuant to Section 8A below and the Excluded Assets and Liabilities), each determined on a consolidated basis in accordance with GAAP, except for the exceptions to GAAP set forth on Exhibit 7A attached hereto.

                 7B.      Cross Reference to Other Definitions.  Set forth
below is a cross reference to other defined terms used in this Agreement:

                 Term                                               Section
                 ----                                               -------
                 Actual Working Capital                             1D(i)
                 Agreement                                          Preface
                 Applicable Contracts                               5K(i)
                 Articles of Incorporation                          2B

                 Bank                                               2H(i)
                 Bank Agreement                                     2H(i)
                 Baseline Working Capital                           1D(ii)
                 CERCLA                                             5S(ii)(e)
                 Closing                                            1C
                 Closing Date                                       1C
                 Closing Review                                     1D(i)
                 Company                                            Preface
                 Company Indemnified Parties                        6B(iii)
                 Draft Balance Sheet                                1D(i)
                 Effective Time                                     1D(i)
                 Environmental and Safety Requirements              5S(i)
                 Environmental Sub-Basket                           6B(iv)(b)
                 Environmental Claim                                6B(iv)(b)
                 Environmental Lien                                 5S(i)
                 Environmental Report                               2S
                 Environmental Sub-Basket                           6B(iv)(b)
                 ERISA                                              5Q(i)
                 Excluded Assets and Liabilities                    2P
                 Existing Stock                                     1A(iii)
                 Existing Stockholders                              Preface
                 Facility File Contracts                            5K(i)
                 Firm                                               1D(i)
                 Health Plan                                        8D(v)
                 HMO Contracts                                      8D(vii)
                 Holding                                            Preface
                 Incident                                           8D(iv)
                 Indemnified Party                                  6C(i)
                 Indemnifying Party                                 6C(i)
                 Interim Cash                                       4(i)
                 Interim Cash Accounts                              4(i)
                 Interim Period                                     4(i)
                 Interim Period Liabilities                         4(ii)
                 Interim Settlement Amount                          4(iii)
                 Interim Tax Amount                                 4(iii)
                 Latest Balance Sheet                               5E(ii)
                 Leased Real Property                               5U(ii)
                 Leases                                             5U(ii)
                 Managed Property                                   5U(iii)
                 Management Agreements                              5U(iii)
                 Marks                                              3E
                 Material Adverse Change                            2J
                 Merger                                             Recitals

                 New Board of Directors                             1B(iv)
                 Objection Notice                                   1D(i)
                 Owned Real Property                                5U(i)
                 Plans                                              5Q(i)
                 Post-Closing Third Party Tax Claim                 8C(vi)(b)
                 Pre-Closing Third Party Tax Claim                  8C(vi)(a)
                 Principal Management                               6D(i)
                 Purchaser                                          Preface
                 Purchaser Indemnified Parties                      6B(i)
                 Purchaser Stock                                    1A(ii)
                 Real Property                                      2T(v)
                 Real Property Transferor                           2O(i)
                 Registration Agreement                             2E
                 Release                                            5S(i)
                 Repurchase Price                                   1A(iii)
                 Seller Indemnified Parties                         6B(ii)
                 Services Agreement                                 2G
                 Solvency Certificate                               2-1L
                 Stockholders Agreement                             2D
                 Subdebt Agreement                                  2H(ii)
                 Subdebt Lender                                     2H(ii)
                 Third Party Claim                                  6C(i)
                 Title Policies                                     2T(v)
                 TOI Plan                                           8D(ix)
                 TRA 86                                             5Q(iv)
                 Transfer Taxes                                     8C(v)
                 Transition Services Agreement                      2I
                 Violation Based Loss                               6B(iv)(i)

                 Section 8.       Miscellaneous.

                 8A.      Expenses.  The Company shall pay, and hold the
Purchaser and all holders of Purchaser Stock harmless against liability for the payment of, (i) all of the fees and expenses of the Company and the Purchaser in connection with this Agreement, the Equity Agreements and the other transactions contemplated hereby, including the reasonable fees and expenses of the Purchaser's legal counsel and accountants (subject to any separate agreement between the Company and such Person) which shall be payable at the Closing, (ii) the fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the Equity Agreements and the other agreements contemplated hereby, the Articles of Incorporation (including, without limitation, in connection with any proposed merger, sale or recapitalization of the Company), (iii) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or sale of any shares of Purchaser Stock, (iv) the fees and expenses incurred with respect to the enforcement of the rights granted under this Agreement, the Equity Agreements and the other agreements contemplated hereby, if the Purchaser or holder of Purchaser Stock prevails in such enforcement action, and (v) the reasonable fees and expenses incurred by each such Person in any required filing with any governmental agency with respect to its investment in the Company or in any other required filing with any governmental agency with respect to the Company which mentions such Person; provided that none of the foregoing obligations of the Company (and no payments by the Company in satisfaction of any such obligations) shall be deemed to reduce Working Capital for purposes of Section 1D above and the Existing Stockholders shall have no liability therefor under Section 6 or otherwise.
The Existing Stockholders shall pay all fees and expenses of attorneys, investment bankers, brokers, consultants, and other advisors to the Company and the Existing Stockholders relating to the transactions contemplated by this Agreement.

                 8B.      Purchaser's Representations.  The Purchaser hereby
represents and warrants that:

                          (i) the Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect; the Purchaser possesses all requisite partnership power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement;

                          (ii) the execution, delivery and performance of this Agreement have been duly authorized by the Purchaser;

                          (iii) this Agreement constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms (assuming, for purposes of this sentence, that this Agreement constitutes a valid and binding obligation of each other party hereto and thereto, enforceable in accordance with its terms);

                          (iv) the execution and delivery by the Purchaser of this Agreement, and the fulfillment of and compliance with the respective terms hereof by it, do not and shall not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in a violation of, or (D) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the organizational documents of the Purchaser, or any law, statute, rule or regulation to which it is subject, or any agreement, instrument, order, judgment or decree to which it is bound or otherwise subject;

                          (v) the Purchaser is an "accredited investor" (as such term is defined under Regulation D of the Securities Act) and is acquiring the Purchaser Stock purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent the Purchaser and subsequent holders of Purchaser Stock from transferring such securities in compliance with the provisions of the Stockholders Agreement;

                          (vi)    there are no claims for brokerage
         commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Purchaser; the Purchaser shall pay, and hold the Existing Stockholders harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any claim by, through or under the Purchaser; and

                          (vii) to the Purchaser's knowledge, the purchase of Purchaser Stock by the Purchaser hereunder is not prohibited by any applicable law or governmental rule or regulation and will not subject the Purchaser to any material penalty, liability or, in the Purchaser's reasonable judgment, other materially onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the purchase of the Purchaser Stock by the Purchaser hereunder is permitted by laws, rules and regulations of the jurisdictions and governmental authorities and agencies to which the Purchaser is subject.

                 8C.      Tax Matters.  The following provisions shall govern
the allocation of responsibility as between Purchaser and the Existing Stockholders for certain tax matters following the Closing Date:

                          (i) Tax Periods Ending on or Before the Closing Date. The Existing Stockholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Existing Stockholders shall be responsible for and shall indemnify Purchaser against any liability of the Company and any Subsidiary for Taxes with respect to such periods. The Company shall provide a power of attorney to the Existing Stockholders to permit the Existing Stockholders to sign and file such Tax Returns and the Existing Stockholders shall indemnify and hold harmless all officers of the Company for any liability in connection with the preparation and filing of such Tax Returns. Each such Tax Return shall be prepared in a manner consistent with past returns and in compliance with applicable law. The Existing Stockholders shall provide copies of all such Tax Returns to the Company within 15 days of filing such Tax Returns.

                          (ii) Affiliated Group Returns. The Existing Stockholders shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns with respect to periods for which the consolidated, unitary and combined income Tax Returns of LCA will include the operations of the Company or any Subsidiary. The portion of each such Tax Return relating to the Company and each Subsidiary shall be prepared in a manner consistent with past returns, and each such return shall be prepared in compliance with applicable law.

         The Existing Stockholders shall be responsible for and shall indemnify Purchaser against any liability of the Company and any Subsidiary under Treasury Regulation Section 1.1502-6 (and any similar provision of state, local or foreign law) for Taxes of any Affiliated Group.
         The Existing Stockholders shall provide copies of the portions of all such Tax Returns relating to the Company and each Subsidiary within 15 days of filing such Tax Returns.

                          (iii) Tax Periods Beginning Before and Ending After the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Existing Stockholders shall pay to the Company within 15 days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. For purposes of this Section, in the case of any Tax credit relating to a Taxable period that begins before and ends after the Closing Date, the portion of such Tax credit which relates to the portion of such Taxable period ending on the Closing Date shall (A) in the case of a credit with respect to Taxes other than Taxes based upon income or receipts, be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (x) above bears to the total amount of such Taxes for such Taxable period, and (B) in the case of a credit with respect to Taxes based upon income or receipts, be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (y) above bears to the total amount of such Taxes for such Taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. In the event of any disputes concerning such determinations, procedures similar to those set forth in Section 1D(i) hereof shall be used.

                          (iv)    Cooperation on Tax Matters.

                                  (a)      Purchaser, the Company and the
                 Existing Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, (A) in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes and (B) in connection with respect to any Tax planning of the Company, the Purchaser or the Existing Stockholders. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Existing Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser of the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Existing Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

                                  (b)      Purchaser and the Existing
                 Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to IRC Section 6043 and all Treasury Department Regulations promulgated thereunder.

                          (v) Certain Taxes. The Purchaser on the one hand and the Existing Stockholders on the other hand shall each be responsible for 50% of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement ("Transfer Taxes"). Any Tax Returns or other documentation with respect to Transfer Taxes shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing. The parties agree to cooperate with each other in connection with the preparation and filing of such returns. At the time Transfer Taxes are paid, the Purchaser on the one hand and the Existing Stockholders on the other hand shall each pay 50% of such Transfer Taxes to the applicable taxing authority.

                          (vi)    Notice of Tax Audits/Claims.

                                  (a)      If any third party notifies any
                 member of the Existing Stockholders' Affiliated Group of the existence of any audit, litigation or other proceeding relating to Taxes of the Affiliated Group's combined, consolidated or unitary Tax Return relating to any taxable period during which the Company or any Subsidiary was a member of such Affiliated Group (a"Pre-Closing Third Party Tax Claim"), the Existing Stockholders shall give notice to the Company and to the Purchaser within 15 days of the notice of the Pre-Closing Third Party Tax Claim. The Existing Stockholders further covenant not to settle or otherwise dispose of any Pre-Closing Third Party Tax Claim, if such claim shall have adverse Tax consequences to the Company, any Subsidiary and/or the Purchaser (other than an adverse Tax consequence to which the Existing Stockholders have a duty to indemnify the Purchaser pursuant to Section 6 hereof), without first obtaining written consent of such settlement or disposition by the Company and the Purchaser. Such consent by the Company and the Purchaser shall not be unreasonably withheld. The Parties agree that, for purposes of this Section 8C(vi)(a), no consent shall be required from the Company or Purchaser in the event a settlement or disposition of a Pre-Closing Third Party Tax Claim (x) requires no change to the Tax Returns (involved in the Pre-Closing Third Party Tax Claim) as prepared and filed with the applicable taxing authority and such Tax Returns are prepared consistent with the past practice of the Company pursuant to this Section 8C, and (y) imposes no conditions on the manner in which Tax Returns for any period (or portion thereof) beginning after the Closing Date are prepared.

                                  (b)      If any third party notifies the
                 Company of the existence of any audit, litigation or other proceeding relating to Taxes of the Company or any Subsidiary relating to any taxable period beginning on or after the Closing which may have adverse tax consequences to the Existing Stockholders (a "Post-Closing Third Party Tax Claim"), the Company shall give notice to the Existing Stockholders within 15 days of the notice of the Post-Closing Third Party Tax Claim. If a proposed settlement or other disposition of such claim actually would result in adverse Tax consequences to the Existing Stockholders, the Purchaser shall cause the Company not to agree to such settlement or other disposition without first obtaining the written consent of the Existing Stockholders. Such consent by the Existing Stockholders shall not be unreasonably withheld.

                 8D.      Employee Matters.

                          (i) LCA shall be responsible for all liabilities and obligations arising under its Plans and the Company shall not assume any liability or obligation arising under the Plans, except as specifically provided below in this Section 8D.

                          (ii) LCA shall contribute a matching contribution on behalf of each of the Company's employees who participated in the Living Centers of America, Inc. Retirement Savings Plan or the Living Centers of America, Inc. Deferred Retirement Income Plan at the same time LCA makes such matching contributions on behalf of the other active participants of such Plans (which contributions are expected to occur in November or December of 1996), equal to the matching contribution percentage then contributed on behalf of all other active participants of such Plans pro rated based on the number of days between the first day of LCA's current fiscal year or such employee's commencement date in such Plan, whichever is later, and the Closing Date. All employees of the Company and its Subsidiaries who have account balances in the Living Centers of America, Inc. Retirement Savings Plan or the Living Centers of America, Inc. Deferred Retirement Income Plan immediately prior to the Closing Date (including pursuant to the preceding sentence) shall be fully vested in all of their account balances as of the Closing Date and in the matching contribution contributed to their accounts subsequent to the Closing Date.

                          (iii) At the Closing Date or as soon as practicable thereafter and also as soon as practicable after the date the matching contribution, which is attributable to the plan year in which the Closing Date occurs, is contributed to Company employees' accounts, LCA, the Company, and the Purchaser shall execute and deliver such documents and instruments as may be required to: (i) effect transfers of all account balances of each of the Company's employees who participated in the Living Centers of America, Inc. Retirement Savings Plan, including notes evidencing participant loans, to a plan which is sponsored by the Company and (ii) ensure that all assets of such plan which correspond to such account balances, as the same exist as of the most recent valuation date prior to each transfer, are transferred in the form of cash and/or property mutually agreed upon by LCA and the Company to a plan which is sponsored by the Company. Subsequent to the Closing Date, but only with respect to the first plan year of the Company's plan, LCA shall provide any information and assistance reasonably requested by the Company in connection with the Company's efforts to maintain the Company's plan, including any reporting, disclosure or filing requirements arising after the Closing Date with respect to the Company's plan.

                          (iv)    LCA shall retain all liabilities and
         obligations relating to statutory workers' compensation claims made by any Company employee which relate to Incidents first arising before the Closing Date, regardless of whether such claims were filed or presented before or after the Closing Date. For the purposes of the immediately preceding sentence, "Incident" includes, without limitation, death, accident, disability, injury, or disease.

                          (v) LCA or its insurer shall be liable for all liabilities with respect to long term disability benefits payable to each Company employee covered under the Living Centers of America, Inc. Group Life and Health Plan (the "Health Plan") and, subject to the applicable terms and conditions of the Health Plan, whose disability commenced prior to October 1, 1996 (regardless of whether each such employee's disability status had actually been determined prior to October 1, 1996 to constitute a "disability" as defined under the Health Plan). For purposes of the preceding sentence, the term "Company employees" shall include (a) all such employees who participated in the Health Plan as of the Closing Date and who are in receipt of or eligible to receive long-term disability benefits thereunder prior to October 1, 1996, (b) all such employees who participated in the Health Plan as of the Closing Date whose disability commenced prior to October 1, 1996 and who remain disabled for the length of the relevant waiting period under the Health Plan and (c) all such employees who participated in the Health Plan as of the Closing Date and who, as of the Closing Date, were absent from active employment by reason of illness, pregnancy or injury but who, as of the Closing Date, were reasonably expected to be able to perform all of the duties of their respective positions within six months after the Closing Date but subsequently are not able to return to active employment with the Company after the Closing Date due to a disability that qualifies for long-term disability benefits under the terms of the Health Plan.

                          (vi) Subject to the following provisions of this paragraph and the terms and conditions of the Health Plan, LCA agrees to continue to provide coverage under the HealthSelect coverage under the Health Plan for and on behalf of Company employees (and their covered dependents), who participated in the HealthSelect coverage under the Health Plan immediately prior to the Closing Date, until 12:01 a.m. on September 15, 1996 as if such Company employees had continued to be actively employed by LCA throughout the Transition Period (as defined below). For the purposes of this paragraph, the Transition Period is the period beginning at 12:01 a.m. on September 1, 1996 and ending at 12:01 a.m. on September 15, 1996.

                          (vii) The Company agrees to sponsor a group health plan which provides major medical and other health benefits to (a) Company employees (and their covered dependents) who participated in the HealthSelect coverage under the Health Plan as of the Closing Date, beginning as of 12:01 a.m. on September 15, 1996 and (b) Company employees (and their covered dependents) who participated in the Health Plan as of the Closing Date under either the Humana Health Maintenance Organization coverage, the PCA Health Plans of Texas, Inc. coverage, the HIP Health Maintenance Organization coverage or the Travelers (Metra Health) Health Maintenance Organization coverage (collectively referred to as "HMO Contracts"), beginning as of 12:01 a.m. on October 1, 1996. Coverage and eligibility under such group health plan sponsored by the Company shall disregard, with respect to each Company employee and covered dependent, pre-existing conditions, in-patient hospitalization status (or other confinement in a healthcare facility), waiting periods and any other eligibility requirement with respect to those covered persons who participated in the Health Plan or any HMO Contract immediately prior to the Closing Date. In addition, with respect to each Company employee who did not participate in the Health Plan or HMO Contract immediately prior to the Closing Date, such Company employee may enroll himself or herself (and his or her eligible dependents) in the Health Plan, effective 12:01 a.m. on October 1, 1996.

                          (viii) Subject to the following provisions of this paragraph and the terms and conditions of the applicable plan, program or insurance policy, LCA agrees to continue to provide coverage under its (a) long-term disability coverage under the Health Plan, (b) group term life insurance coverage under the Health Plan, (c) dental insurance coverage under the Health Plan, (d) Starbridge plan and (e) HMO Contracts, for and on behalf of those Company employees and their covered dependents who participated in such plans immediately prior to the Closing Date, during the Transition Period (as defined below) as if such Company employees had continued to be actively employed by LCA throughout the Transition Period. For purposes of this paragraph, the Transition Period is the period beginning at 12:01 a.m. on September 1, 1996 and ending at 12:01 a.m. on October 1, 1996.

                          (ix) With respect to those Company employees who are covered as of the Closing Date under the LCA Texas Occupational Injury/Illness Plan (the "TOI Plan"), which plan provides benefits for work-related bodily injuries and occupational diseases, LCA agrees to continue to provide coverage under the TOI Plan on their behalf, during the period beginning at 12:01 a.m. on September 1, 1996 and ending on 12:01 a.m. on October 1, 1996.

                 8E.      Consent to Amendments.  Except as otherwise provided
herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company, the Existing Stockholders or the Purchaser unless such modification, amendment or waiver is approved in writing by the Company (as approved by the vote of the Company's Board of Directors), the Existing Stockholders and the holders of a majority of the Purchaser Stock then outstanding, respectively. No other course of dealing between the Company, the Existing Stockholders and any holder of the Purchaser Stock or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders to the extent that there is no duplication of remedy or recovery.

                 8F.      Successors and Assigns.  Except as otherwise
expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the Purchaser's benefit as a purchaser or holder of Purchaser Stock are also for the benefit of, and enforceable by, any subsequent holder of such Purchaser Stock.

                 8G.      Generally Accepted Accounting Principles.  Where any
accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP as in effect at the Closing.

                 8H.      Entire Agreement.  This Agreement and the other
agreements contemplated hereby constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior understanding, agreements, or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

                 8I.      Severability.  Whenever possible, each provision of
this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                 8J.      Counterparts.  This Agreement may be executed
simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                 8K.      Descriptive Headings; Interpretation.  The
descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by
limitation.   The use of specific dollar thresholds in any provision of this
Agreement shall not be determinative of the standard of materiality for purposes of any other provision of this Agreement.

                 8L. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

                 8M.      Notices.  All notices, demands or other
communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Purchaser and to the Company at the address indicated below:

                 If to the Company before the Closing, to:

                      Living Centers-Devcon, Inc.
                      15415 Katy Freeway, Suite 800
                      Houston, TX 77094
                      Attention: Sydney K. Boone, Jr., Associate General Counsel
                      Facsimile: (713) 578-4654

                 with a copy to:

                      Mayor, Day, Caldwell & Keeton, L.L.P.
                      700 Louisiana, Suite 1900
                      Houston, TX 77002-2778
                      Attention: Eddy Rogers
                                 Jeff C. Dodd
                      Facsimile: (713) 225-7047

                 If to the Company after the Closing, to:

                      American Habilitation Systems, Inc.
                      15915 Katy Freeway, Suite 340

                      Houston, TX 77094
                      Attention: Bill M. Wooten
                      Facsimile: (713) 398-7999

                 with a copy to:

                      Kirkland & Ellis
                      200 East Randolph Drive
                      Chicago, Illinois 60601
                      Attention: Kevin R. Evanich
                                 Sanford E. Perl
                      Facsimile: (312) 861-2200

                 If to the Purchaser, to:

                      Golder, Thoma, Cressey, Rauner Fund IV, L.P.
                      6100 Sears Tower
                      Chicago, Illinois 60606
                      Attention: Bryan C. Cressey
                                 Donald J. Edwards

                 with a copy to:

                      Kirkland & Ellis
                      200 East Randolph Drive
                      Chicago, Illinois 60601
                      Attention: Kevin R. Evanich
                                 Sanford E. Perl
                      Facsimile: (312) 861-2200

                 If to either Existing Stockholder, to:

                      Living Centers of America, Inc.
                      15415 Katy Freeway, Suite 800
                      Houston, TX 77094
                      Attention: Sydney K. Boone, Jr., Vice President and
                                 Associate General Counsel
                      Facsimile: (713) 578-4654
                 with a copy to:

                      Mayor, Day, Caldwell & Keeton, L.L.P.
                      700 Louisiana, Suite 1900
                      Houston, TX 77002-2778
                      Attention: Ed J. Rogers
                                 Jeff C. Dodd
                      Facsimile: (713) 225-7047

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

                 8N.      No Strict Construction.  The parties hereto have
participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                 8O.      Third Party Beneficiaries.  Except as provided
herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors, heirs and assigns.

                 8P.      Termination; Effect of Termination.

                 (i) Termination. This Agreement may be terminated as provided below:

                          (a) by mutual written consent of the Company and the Purchaser;

                          (b) by the Company if there has been a material breach on the part of the Purchaser, and by the Purchaser if there has been a material breach by the Company or the Existing Stockholders, of any representation, warranty, covenant or agreement contained in this Agreement;

                          (c)     by the Purchaser if any of the conditions in
                 Section 2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Closing Date;

                          (d) by the Existing Stockholders if any of the conditions in Section 2-1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any of the Existing Stockholders or the Company to comply with its obligations under this Agreement) and the Existing Stockholders and the Company has not waived such condition on or before the Closing Date;

                          (e) by either the Company or the Purchaser if the transactions contemplated hereby have not been consummated on or prior to September 13, 1996; provided that neither the Company nor the Purchaser shall be entitled to terminate this Agreement pursuant to this Section 8P if such party's material breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

                          (f) by the Existing Stockholders, the Purchaser or the Company if any of the conditions set forth in Sections 2W, 2Y, 2-1P or 2-1Q are not satisfied on or before September 6, 1996 or if the Existing Stockholders, the Purchaser or the Company have not agreed upon the form and substance of the Transition Services Agreement by such date..

                          (ii) Effect of Termination. Each party's right of termination under Section 8P(i) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8P(i), all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 8A will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of another party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                 8Q.      Specific Performance. Each of the parties hereto
acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the covenants and agreements of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the covenants and agreements of this Agreement and to enforce specifically such provisions in this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter at issue in addition to any other remedy to which they may be entitled, at law or in equity, in accordance with the terms of this Agreement.

                             *    *    *    *    *

                 IN WITNESS WHEREOF, the parties hereto have executed this Recapitalization Agreement on the date first written above.

                                        LIVING CENTERS-DEVCON, INC.


                                        By: /s/ [Signature Omitted]
                                            -----------------------------------
                                        Its:    [Title Omitted]
                                            -----------------------------------


                                        GOLDER, THOMA, CRESSEY, RAUNER
                                         FUND IV, L.P.

                                        By:  GTCR IV, L.P.
                                        Its: General Partner

                                        By:  Golder, Thoma, Cressey,
                                              Rauner, Inc.
                                        Its: General Partner


                                        By:  /s/ [Signature Omitted]
                                             -----------------------------------
                                        Its:     [Title Omitted]
                                             -----------------------------------


                                   THE EXISTING STOCKHOLDERS:

                                        LIVING CENTERS OF AMERICA, INC.

                                        By:  /s/ [Signature Omitted]
                                             -----------------------------------
                                        Its:     [Title Omitted]
                                             -----------------------------------

                                        DEVCON HOLDING COMPANY

                                        By:  /s/ [Signature Omitted]
                                             -----------------------------------
                                        Its:     [Title Omitted]
                                             -----------------------------------

                 FIRST AMENDMENT TO RECAPITALIZATION AGREEMENT

                 THIS FIRST AMENDMENT, dated as of September 13, 1996 (this "Amendment"), is made to the Recapitalization Agreement, dated as of August 30, 1996 (the "Agreement"), by and among Living Centers-Devcon, Inc., a Florida corporation (the "Company"), Golder, Thoma, Cressey, Rauner Fund IV, L.P., a Delaware limited partnership (the "Purchaser"), Living Centers of America, Inc. ("LCA") and Devcon Holding Company ("Holding"). LCA and Holding are collectively referred to herein as the "Existing Stockholders." Terms used and not otherwise defined herein have the meanings accorded to such terms in the Agreement.

                 NOW, THEREFORE, the parties hereto agree as follows:

                 1. The side letter entered into by the parties hereto on September 6, 1996 concerning, among other things, the Transition Services Agreement and the Company's financial statements, is hereby incorporated by reference to the full extent as if restated herein.

                 2. Section 1A(ii) of the Agreement is hereby deleted in its entirety and the following provision is substituted in lieu thereof:

                 "(ii)    Purchaser Stock.  The New Board of Directors shall
                 authorize the issuance and sale to the Purchaser (or its designees) of an aggregate of 13,978.27 shares of Class A Preference Stock for a purchase price of $1,000.00 per share and an aggregate of 68,409 shares of Class C Common for a purchase of $ 1.43 per share, each having the rights and preferences set forth in Exhibit 1A attached hereto. The shares of Class A Preference Stock and Class C Common to be purchased hereunder are collectively referred to herein as the "Purchaser Stock.""

                 3. Section 1B(i) of the Agreement is hereby deleted in its entirety and the following provision is substituted in lieu thereof:

                 "(i)     Purchase and Sale of Purchaser Stock.  At the
                 Closing, subject to the terms and conditions set forth herein, the Company shall sell to the Purchaser (or its designees), and the Purchaser (or its designees) shall purchase from the Company, the number of shares of Class A Preference Stock and Class C Common set forth in Section 1A(i) hereof for an aggregate purchase price of $14,076,000."

                 4. Section 1C of the Agreement is hereby deleted in its entirety and the following provision is substituted in lieu thereof:

                 " 1C.    The Closing.  The closing of the purchase and sale of
                 the Purchaser Stock and redemption of the Existing Stock (the "Closing") shall take place at the offices of

                 Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois (or, at the Purchaser's election, at the offices of Winston & Strawn, 200 Park Avenue, New York, New York) at 10:00 a.m. on September 13, 1996 (the "Closing Date"). At the Closing, (i) the Company shall deliver to the Purchaser (or its designees) stock certificates evidencing the Purchaser Stock to be purchased by the Purchaser (or its designees), registered in the Purchaser's (or its designees' names) upon payment by the Purchaser (or its designees) of the purchase price therefor by wire transfer of immediately available funds to such account as is designated by the Company, in the aggregate amount set forth in Section 1B(i) hereof (provided that the Purchaser may, or it may permit one of its designees to, pay for up to $76,000 of the Purchaser Stock with a promissory note in lieu of cash), (ii) the Company shall enter into the financing arrangements described in Section 1B(ii) hereof, and (iii) Holding shall deliver to the Company stock certificates evidencing the Existing Stock to be repurchased from Holding by the Company upon payment of the Repurchase Price therefor by a cashier's or certified check, or by wire transfer or immediately available funds to such account as is designated by Holding."

                 5. Section 4(iii) of the Agreement is hereby deleted in its entirety and the following provision is substituted in lieu thereof:

                 "(iii)   During the Interim Period, the Existing Stockholders
                 shall provide the Purchaser with a list of disbursements to be made from the Interim Cash Account (or made as advances by the Existing Stockholders on behalf of the Company) to satisfy liabilities and expenses referenced in Section 4(i) above. Immediately prior to the Closing, the Existing Stockholders shall provide a statement listing the amount of Interim Cash deposited in, and disbursements made from, the Interim Cash Accounts and liabilities and expenses referenced in Section 4(i) above as to which no disbursements have been made. To the extent that such statement reflects that the amount of Interim Cash deposited exceeds the sum of such disbursements made, such liabilities and expenses and the Prepaid Rent Amount (as defined below), the Company will retain such excess and the Existing Stockholders will be entitled to all amounts not so retained; to the extent that such statement reflects that the amount of Interim Cash deposited is less than such sum of disbursements made, liabilities and expenses, and the Prepaid Rent Amount, then the Company shall pay to the Existing Stockholders the amount of such deficiency at the Closing. The amount of such excess or deficiency shall be referred to herein as the "Interim Settlement Amount." The Prepaid Rent Amount shall mean lease payments made on behalf of the Company in the amount of $132,562.62. LCA will pay and hold the Company harmless with respect to the payroll payments due to the Company's and its Subsidiary's employees on Wednesday September 4, 1996 (without limiting the generality of the foregoing, the Interim Cash Account will not be reduced by the amount of such payment). The preceding sentence will not apply to any other payroll payments made during the Interim Period."

                 6. Section 6B(i) of the Agreement is hereby amended to add the following clauses 6B(i)(xi) through 6B(i)(xx):

                 "(xi) in connection with the San Augustine Development Center, any liability or obligation arising under that certain Deed of Trust dated August 7, 1980 to First International Bank in Houston, NA securing the amount of $355,000;

                 (xii) in connection with the Sweetbriar Development Center, any liability or obligation arising under (a) that certain Deed of Trust dated October 15, 1976 to Don Aron, Trustee securing the amount of $450,000, and
                          (b) that certain Deed of Trust dated August 7, 1980 to Carl R. Graef, Trustee securing that amount of $433,000;

                 (xiii) in connection with the Cypress Group Home, any liability or obligation arising under that certain Deed of Trust dated September 28, 1984 to Malcolm E. Dorman, Trustee securing the amount of $55,920;

                 (xiv) in connection with the Commanche Flats development, any liability or obligation arising under that certain Deed of Trust dated September 20, 1988 to Maurice S. Horine securing the amount of $80,000;

                 (xv) in connection with the West Road Group Home, any liability or obligation arising under that certain Mortgage to Duval Federal Savings and Loan Association securing the amount of $45,800;

                 (xvi) in connection with the Gable Group Home, any liability or obligation arising under that certain Mortgage to Citibank, Federal Savings Bank dated October 11, 1991 securing the amount of $19,864;

                 (xvii) in connection with the Sandy Oaks I and Sandy Oaks II developments, any liability or obligation arising under that certain tax suit filed on May 24, 1994 in Denton County, Texas as Denton ISD, et al vs. Living Center Devcon, Inc., Cause #C94319;

                 (xviii) in connection with the Jacksonville Business Office, Normandy Village, Fern Group Home, Marlake Group Home, Lake Margaret Group Home, and Norwalk Group Home, any liability or obligation under the current leases for said properties arising out of the Company being denied the benefits or use and enjoyment of said properties due to an alleged or actual failure of the Existing Stockholders to provide a valid and subsisting leasehold interest in said properties.
                          The Company hereby agrees to be bound by the terms of the current leases for said properties;

                 (xix) in connection with the development at 22 West Lake Beauty Drive, Orlando, Florida, any liability or obligation arising under the lease relating thereto by reason of the failure of the Existing Stockholders to obtain the necessary landlord consent to the assignment of the lease for this development to the Company;

                 (xx) in connection with the Riverview Group Home, the Rincon Group Home, the Aransas Pass Group Home, the Orange Grove Group Home, the Ricardo Group Home, the Silverway Group Home, the Pendleton Group Home, and the Harrison Group Home, any liability or obligation arising out of the failure of the Existing Stockholders to pay the remaining obligations on that certain Promissory Note from ARA Living Centers of Texas, Inc. to Brush County Services in the amount of $518,000.

                          The Existing Stockholders hereby agree to use reasonable efforts to obtain (1) releases for the Deeds of Trust or Mortgages referenced in clauses 6B(i)(xi)-(xvi) and to provide same to the Company, and (2) the dismissal of the tax suit referenced in clause 6B(i)(xvii). The Existing Stockholders' obligations under clauses 6B(i)(xi) through 6B(i)(xviii) above shall be limited to discharging (or providing adequate security for the discharge of) the liability, if any, secured by liens described therein. In addition, the Existing Stockholders' obligations under clause 6B(i)(xix) above shall be limited to discharging the lease obligations in clause 6B(i)(xix)."

                 7. Each reference in Sections 6B(i)(iv), 8C(i) and 8C(ii) to the term "Closing Date" is hereby replaced with the term "Effective Time."

                 8. Section 8C of the Agreement is hereby amended to add the following subsection (e)(ii):

                 "Effective Date. The parties agree for all purposes relating to Tax matters (including, but not limited to, the preparation of Tax Returns) they will treat the transactions contemplated by Section 1 as having occurred as of the close of business on August 31, 1996, notwithstanding the fact that the Closing will occur after such date. Such treatment shall not constitute a breach of the obligations of the Existing Stockholders or the Company with respect to Taxes or a breach of any representation or warranty concerning Taxes. The Company hereby indemnifies each of the Existing Stockholders and their Affiliates from any Adverse Consequences suffered by the Existing Stockholders and their Affiliates resulting from, arising out of or relating to any determination by any Tax Governmental Authority that such tax treatment is incorrect; provided that the Company's liabilities under the preceding indemnity shall not exceed $50,000."

                 9. Except as expressly amended or modified hereby, the Agreement will and does remain in full force and effect.

                 10. This Amendment will be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Texas to be applied. In furtherance of the foregoing, the internal law of the State of Texas will control the interpretation and construction of this Amendment, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

                 11. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

                              *     *     *     *

                 IN WITNESS WHEREOF, the Parties have executed this First Amendment to Recapitalization Agreement as of the date first written above.


                                        LIVING CENTERS-DEVCON, INC.


                                        By:  /s/ [Signature Omitted]
                                             ----------------------------------
                                        Its:     [Title Omitted]
                                             ----------------------------------


                                        GOLDER, THOMA, CRESSEY, RAUNER
                                         FUND IV, L.P.

                                        By:  GTCR IV, L.P.
                                        Its: General Partner

                                        By:  Golder, Thoma, Cressey,
                                              Rauner, Inc.
                                        Its: General Partner


                                        By:  /s/ [Signature Omitted]
                                             ----------------------------------
                                        Its:     [Title Omitted]
                                             ----------------------------------


                                   THE EXISTING STOCKHOLDERS:

                                        LIVING CENTERS OF AMERICA, INC.

                                        By:  /s/ [Signature Omitted]
                                             ----------------------------------
                                        Its:     [Title Omitted]
                                             ----------------------------------

                                        DEVCON HOLDING COMPANY

                                        By:  /s/ [Signature Omitted]
                                             ----------------------------------
                                        Its:     [Title Omitted]
                                             ----------------------------------